Exhibit 10.1

EXECUTION VERSION

MERGER AGREEMENT

by and among

FSAR HOLDINGS, INC,

PDP HOLDINGS, LLC,

TIDE ACQUISITION SUB, INC.,

TIDE ACQUISITION SUB II, LLC,

and

TURTLE BEACH CORPORATION

Dated: March 13, 2024

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10.16	Further Assurance	79

10.17	Release	79

Exhibit A – Company Net Working Capital

Exhibit B – Certificate of Merger

Exhibit C – Second Certificate of Merger

Exhibit D – R&W Policy

MERGER AGREEMENT

This MERGER AGREEMENT, dated as of March 13, 2024, is entered into by and among Tide Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned Subsidiary of Parent (as defined below), Tide Acquisition Sub II, LLC, a Delaware limited liability company (“Merger Sub 2”) and a wholly-owned subsidiary of Parent (as defined below), Turtle Beach Corporation, a Nevada corporation (“Parent”), FSAR Holdings, Inc., a Delaware corporation (the “Company”), and PDP Holdings, LLC, a Delaware limited liability company (“Seller” and together with Merger Sub, Merger Sub 2, Parent and the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the respective board of directors or equivalent governing bodies of Parent, Merger Sub, the Company and Seller have approved this Agreement and the merger of Merger Sub with and into the Company with the Company surviving (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller owns, beneficially and of record, all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”);

WHEREAS, Parent desires to acquire from Seller, and Seller desires to sell and transfer to Parent, all of Seller’s right, title and interest in and to all of the Company Common Stock, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in connection with the Merger and in partial consideration for the Merger, Seller desires to acquire from Parent, and Parent desires to issue to Seller, three million four hundred fifty thousand (3,450,000) shares of Parent common stock, par value $0.001 (the “Issued Parent Common Stock”), upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as part of the same overall transaction, and immediately following the Merger, Parent will cause the Surviving Corporation (defined below) to merge with and into Merger Sub 2, pursuant to which Merger Sub 2 will be the surviving limited liability company, on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA (such transaction, the “Second-Step Merger”).

WHEREAS, the Parties hereto intend, by executing this Agreement, that the Merger and Second-Step Merger are integrated steps in a single transaction and together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and IRS Re. Rul. 2001-46, and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“280G Approval” has the meaning set forth in Section 6.3.

“Accounting Firm” has the meaning set forth in Section 2.4(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The Company and its Subsidiaries shall be deemed for purposes of this Agreement to be Affiliates of Seller prior to the Closing and of Merger Sub from and after the Closing.

“Agreement” means this Merger Agreement, as it may be amended from time to time in accordance with its terms.

“Ancillary Agreements” means the Stockholder Agreement (as defined below) and the instruments and certificates delivered in connection with such agreements and this Agreement.

“Applicable Date” means September 30, 2023.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed in New York, New York. If any period under this Agreement expires on a day which is not a Business Day or any action is required by the terms of this Agreement to be taken on a day which is not a Business Day, such period shall expire on or such action may be deferred until, as the case may be, the next succeeding Business Day.

“Business Records” means all books, records or data of the applicable party on whatever media and wherever located.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, signed into law on March 27, 2020, as amended.

“Charter Documents” means, respectively, (i) the Company’s certificate of incorporation, (ii) the Company’s bylaws and (iii) the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement or other organizational documents, each as amended to date, of each Subsidiary of Company.

“Chief Officer Severance” means, regardless when payable, the cost of all severance payments and benefits payable to Brad Wildes, Chief Executive Officer, under policies or agreements of the Company and its Subsidiaries in effect prior to or at the Closing in excess of $200,000, regardless of when such termination of employment becomes effective, including, without limitation, any and all severance payments, bonus payments, costs of COBRA continuation and any other amounts payable by the Company or any of its Subsidiaries to Brad Wildes in excess of the $200,000 in respect of his termination of employment with the Company or any of its Subsidiaries.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar Amount” means $100,000.

“Commercially Available Software” means commercially available Software that has not been modified or customized by a third party for the Company or a Subsidiary of the Company, and that is licensed pursuant to a non-negotiated agreement.

“Company” has the meaning set forth in the Preamble.

“Company Accounting Principles” means GAAP using the same accounting principles, methodologies and policies followed in the preparation of the Most Recent Company Balance Sheet, in each case, to the extent consistent with GAAP.

“Company Closing Debt Amount” means the aggregate amount of Indebtedness that remains unpaid as of immediately prior to the Closing.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company or any of its Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Merger Sub in connection with the execution and delivery of this Agreement.

“Company Employment Contracts” has the meaning set forth in Section 3.16(d).

“Company Financial Statements” has the meaning set forth in Section 3.6.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company IP Agreements” means all Contracts to which the Company or a Company Subsidiary is a party: (a) pursuant to which the Company or any of its Subsidiaries grants to any Person a right or license under material Company Intellectual Property; (b) pursuant to which the Company or any of its Subsidiaries receives or is purported to receive ownership of or any right or license under any Intellectual Property material to the Company or a Company Subsidiary that is owned by another Person; other than, in each case, (i) licenses of Commercially Available Software licensed for less than $100,000 per annum; (ii) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business; (iii) Contracts solely related to non-disclosure or confidentiality; or (iv) licenses for open source software; and provided that for purposes of any scheduling requirement for any Company IP Agreement, any Contracts with current and former employees, contractors, or consultants of the Company or any of its Subsidiaries pursuant to which Intellectual Property is developed for or assigned to the Company or a Company Subsidiary pursuant to a form agreement made available to Parent only a reference to such form agreement need be referenced.

“Company Leased Real Property” has the meaning set forth in Section 3.8(a).

“Company Material Adverse Effect” means any change, event, fact, circumstance, condition, effect, occurrence or development that, individually or in the aggregate with other changes, events, facts, circumstances, conditions, effects, occurrences or developments, that has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following changes, events, facts, circumstances, conditions, effects, occurrences or developments, shall be deemed to constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect to the extent arising out of, relating to or resulting from: (i) any change or development in financial or securities markets, general economic or business conditions in the United States or any foreign market where the Company and its Subsidiaries have sales generally, (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States, (iii) any “act of god,” including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (iv) any change in GAAP or Laws applicable to the Company and its Subsidiaries, or the interpretation thereof, (v) changes to the general conditions in the industry in which Company and its Subsidiaries operate; or (vi) any failure of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, event, fact, circumstance, condition, effect, occurrence or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect), except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons participating in the industries in which the Company and its Subsidiaries conduct their business.

“Company Material Contracts” has the meaning set forth in Section 3.12(a).

“Company Net Working Capital” means (i) the current assets of the Company and its Subsidiaries (excluding cash), minus (ii) the current liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis in accordance with the Company Accounting Principles, subject to those adjustments set forth on the Company Net Working Capital Calculation Schedule and calculated as of the Reference Time but without giving effect to the impact of the consummation of the transactions contemplated by this Agreement on the Closing Date. For the avoidance of doubt, (x) Company Net Working Capital shall be calculated exclusive of amounts reflecting accruals with respect to the current portion of the Company Closing Debt Amount and Company Transaction Expenses or any Income Taxes, deferred Tax liabilities or deferred Tax assets, and (y) Company Net Working Capital shall not include any severance and/or benefits owed or owing to Brad Wildes, Chief Executive Officer.

“Company Net Working Capital Calculation Schedule” means the illustrative calculation of Company Net Working Capital set forth on Exhibit A to this Agreement.

“Company Net Working Capital Target” means $30,530,322.

“Company Owned Real Property” has the meaning set forth in Section 3.8(b).

“Company Personnel” has the meaning set forth in Section 3.16(a).

“Company Plan” has the meaning set forth in Section 3.17(a).

“Company Real Property Leases” has the meaning set forth in Section 3.8(a).

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means, to the extent not paid in full by the Company or the Seller before the Closing, the amount of (a) all fees, costs and expenses incurred (or otherwise payable), directly or indirectly, whether accrued or not, in connection with, arising from or related to the preparation, negotiation and execution of this Agreement and the Transaction Agreements and the Contemplated Transactions or otherwise relating to any sale process leading up to the execution of this Agreement (including, in each case, all fees, costs and expenses of the legal counsel, investment bankers, accountants, advisors, brokers or other representatives and consultants and associated expenses incurred by or on behalf of, or to be paid by, the Company on or prior to the Closing), (b) all fees, costs, expenses and costs incurred (or otherwise payable), directly or indirectly, whether accrued or not, in connection with, arising from or related to any sale bonus, transaction bonus, retention bonus, stay bonus, change of control bonus, or similar bonus or any incentive, performance award or other similar compensatory payment or acceleration thereof payable to any Relevant Service Provider arising from an obligation existing prior to the Closing which become payable or due in connection with or by reason the transactions contemplated hereby, and the employer portion of any employment, unemployment, payroll, social security or similar Taxes (the “Employer Taxes”) attributable to the amounts payable in respect of the amounts set forth in clause (b) of this definition, (c) fifty percent (50%) of Transfer Taxes, (d) fifty percent (50%) of the cost of the “tail” insurance policy to be obtained pursuant to Section 6.4, (e) one hundred percent (100%) of any consent fee or similar costs, fees or expenses owned in connection with obtaining the consent set forth on Section 1.1(a) of the Company Disclosure Schedule; provided that such amount shall not exceed $75,000 for purposes of inclusion in Company Transaction Expenses and (f) fifty percent (50%) of any consent fee or similar costs, fees or expenses, to the extent actually paid or payable, owed in connection with obtaining the consents set forth on Section 1.1(b) of the Company Disclosure Schedule in connection with the Contemplated Transactions.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 15, 2023, between Performance Design Products LLC and Parent.

“Consumer Protection Laws” means, collectively, Section 5 of the Federal Trade Commission (“FTC”) Act, and all other federal, state, local, and international Laws addressing consumer protection and unfair, deceptive, and abusive trade practices, including without limitation Laws addressing false advertising, and all regulations issued pursuant to the aforementioned Laws.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) the Merger, (b) the Second-Step Merger, and (c) the issuance of the Issued Parent Common Stock, each as contemplated by this Agreement.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, promise, undertaking or other binding arrangement of any nature (including leases, subleases, licenses, sublicenses, mortgages, notes, indentures, bonds, guarantees, sublicenses, subcontracts, letters of intent, term sheet and purchase orders), together with all amendments, restatements, supplements or modifications thereto.

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company or any of its Subsidiaries, or any other act or omission of the Company or any of its Subsidiaries that compromises the security, integrity, or confidentiality of information, including Personal Information.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Dispute Submission Notice” has the meaning set forth in Section 2.4(d).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“D&O Indemnified Parties” has the meaning set forth in Section 6.4(a).

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, action, cause of action, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party alleging violation of Environmental Laws or alleging liability based on exposure to, or the presence of, or Releases of, Hazardous Materials.

“Environmental Laws” means all applicable foreign, federal, state or local Laws, governing Environmental Matters.

“Environmental Matters” means any matters arising out of or relating to pollution, protection of human health from exposure to Hazardous Materials, or protection of the environment or natural resources, including, without limitation, any of the foregoing relating to the use, registration, packaging, labeling, processing, distribution, generation, transport, treatment, storage, Release or disposal of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.13(b).

“Equity Securities” means, with respect to any Person, shares of capital stock or other equity interests (including partnership, limited liability company, member, profits or similar interests) of such Person, warrants or options of such Person to acquire capital stock or equity interests of such Person, and securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, as well as any rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or other trade or business (whether or not incorporated) which is treated with the Company or Subsidiary of the Company as a single employer within the meaning of Section 414 of the Code.

“Estimated Company Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Estimated Company Closing Statement” has the meaning set forth in Section 2.4(a).

“Family Member” means, with respect to any Person that is an individual, any individual related by blood, adoption or marriage to any such Person.

“Final Company Net Working Capital” means the Company Net Working Capital as finally determined pursuant to Section 2.4.

“Fraud” means actual and intentional common law fraud under the Laws of the State of Delaware with regard to the representations and warranties made in this Agreement and any certificates delivered hereunder.

“Funded Indebtedness” means the Indebtedness specified on Schedule 2.2(b)(ii).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, or quasi-governmental authority, agency, department, commission, board, bureau, branch, court, tribunal, arbitrator or arbitration panel, regulatory body, or instrumentality, in each case, of the United States of America or any transnational, federal, state, local, municipal, county, foreign, or other government or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, self-regulatory, taxing or administrative functions of or pertaining to government.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, medical, pathological, infectious or biological wastes, asbestos in any form, polychlorinated biphenyls, per- or polyfluoroalkyl substances, hazardous or toxic substances, materials or wastes, and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law due to its hazardous or toxic nature.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Indebtedness” means, as of any given time of determination, the following obligations or liabilities of the Company or any of its Subsidiaries (whether or not due and payable), (a) the amount of all indebtedness for borrowed money under any credit facilities and the Funded Indebtedness (including any unpaid principal, premium, accrued or unpaid interest, related expenses, prepayment penalties, termination fees, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any letter of credit, surety bond, debentures, debt securities or bankers’ acceptance solely to the extent drawn, (d) all liabilities arising out of interest rate and currency swap, hedge, cap and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) other than deferred revenue related to membership subscriptions, all obligations for deferred or contingent purchase price of property, assets, securities, or services, purchase price adjustments, earn-outs, release of “holdback” or similar deferred payment obligations, (f) all obligations under leases which are required to be, in accordance with GAAP, recorded as capital leases; (g) negative balances in bank accounts and all overdrafts, (h) all obligations for (1) severance payments and/or benefits owed or owing to any Relevant Service Provider whose employment or engagement terminates at any time prior to Closing or who receives or provides notice of termination at any time prior to Closing, (2) the Chief Officer Severance, (3) bonus, commissions, retention or other cash incentive compensation or obligations accrued, owed or owing to any Relevant Service Provider which remain unpaid as of the Closing or otherwise relate to services performed during any year prior to and including the Closing, (4) all amounts accrued, owed or owing in connection with any underfunded obligation under any defined benefit pension, deferred compensation, or post-retirement health and welfare benefits, (5) all accrued but unpaid vacation or paid time off and (6) the Employer Taxes payable with respect to the obligations described in the foregoing clause (1) through (5), (i) all direct or indirect guarantees, support or keep-well obligations of the Company with respect to obligations of the kind referred to in clauses (a) through (h) of this definition, (j) accrued or unpaid interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of obligations of the kind referred to in clauses (a) through (i), (k) any unpaid Income Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (which amount shall not be less than zero in any jurisdiction), (l) any unpaid payroll Taxes deferred under the CARES Act, (m) all obligations of the kind referred to in clauses (a) through (l) of this definition of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Company or any of its Subsidiaries, whether or not the Company or any of its Subsidiaries has assumed or otherwise become liable for the payment of such obligations; provided, however, for the avoidance of doubt, that Indebtedness shall not include (x) any Company Transaction Expenses, (y) any current liabilities included in the Final Company Net Working Capital or (z) any obligations under any operating lease (including any Company Real Property Lease) required to be recorded as a liability on the balance sheet of the Company or any of its Subsidiaries under ASC 842 (including, without limitation, any liability under trial balance items 35620 and 36620). For the purposes of calculating the Indebtedness pursuant to Section 2.4, (x) the amount of cash of the Company and its Subsidiaries on hand as of the Closing shall be credited to the Company Closing Debt Amount; provided that such cash amount shall be subject to adjustment after Closing in a manner consistent with Section 2.4 and provided further that in no event shall such cash and offset be in excess of $3,000,000, and (y) the amount of any refund of overpayment received by the Company, the Surviving LLC or any of their Subsidiaries in connection with the payoff of the Funded Indebtedness shall be credited to the Company Closing Debt Amount and subject to adjustment after Closing in a manner consistent with Section 2.4.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) patents, (b) copyrights, including copyrights in Software, (c) trademarks, service marks, trade dress, trade names, brand names, domain names, social media accounts and other identifiers of source or goodwill, (d) trade secrets, know-how and other confidential and proprietary information, (e) proprietary databases and data compilations and all documentation relating to the foregoing, and (f) all registrations and applications for registration of any of the foregoing; including in each case all renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

“IRS” has the meaning set forth in Section 3.17(b).

“Issued Parent Common Stock” has the meaning set forth in the Recitals.

“Knowledge of Parent” and any correlative term means the actual knowledge of any of the following Persons after reasonable inquiry: Cris Keirn, John Hanson and Megan Wynne.

“Knowledge of the Company” and any correlative term means the actual knowledge of any of the following Persons after reasonable inquiry: Dave Muscatel, Shawn Kinninger, Ryan Tondee, Tom Roberts, Dave Mason and Brad Wildes.

“Laws” means any applicable law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, writ, rule, regulation or Order enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, license, grant, lease, sublease, tenancy, occupancy agreement, encumbrance, adverse claim, interference, option, right of first refusal, preemptive right, proxy, voting trust, easement, encroachment, condition, or restriction or right of third parties of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any security or other asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of a security or other asset).

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Merger Sub to Seller in connection with the execution and delivery of this Agreement.

“Merger Sub 2 Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Merger Sub 2 to Seller in connection with the execution and delivery of this Agreement.

“Most Recent Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2023.

“Orders” means all judgments, orders, awards, compliance agreements, writs, injunctions, decisions, rulings, decrees and awards (whether judicial, administrative or arbitral) of any Governmental Authority or of any arbitrator or arbitral organization.

“Parent Equity Award” means a Parent Stock Option or a Parent RSU, as the case may be.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Parent Intellectual Property” means Intellectual Property owned or purported to be owned, in whole or in part, by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, event, fact, circumstance, condition, effect, occurrence or development that, individually or in the aggregate with other changes, events, facts, circumstances, conditions, effects, occurrences or developments, that has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, that none of the following changes, events, facts, circumstances, conditions, effects, occurrences or developments, shall be deemed to constitute or be taken into account in determining whether there has been or may be a Parent Material Adverse Effect to the extent arising out of, relating to or resulting from: (i) any change or development in financial or securities markets, general economic or business conditions in the United States or any foreign market where Parent and its Subsidiaries have sales generally, (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States, (iii) any “act of god,” including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (iv) any change in GAAP or Laws applicable to Parent and its Subsidiaries, or the interpretation thereof, (v) changes to the general conditions in the industry in which Parent and its Subsidiaries operate; or (vi) any failure of Parent or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, event, fact, circumstance, condition, effect, occurrence or development underlying such failure has resulted in or contributed to a Parent Material Adverse Effect), except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other Persons participating in the industries in which Parent and its Subsidiaries conduct their business.

“Parent PSU” means any performance stock unit granted under any Parent Stock Plan representing the right of the holder thereof to receive one share of Parent Common Stock (or, if applicable, cash or a combination thereof), subject to performance-based vesting, performance-based settlement or other applicable performance-based restrictions alone or in addition to any service-based requirements.

“Parent RSU” means any restricted stock unit or performance stock unit granted under the Parent Stock Plan representing the right to receive one share of Parent Common Stock (or, if applicable, cash or a combination thereof), subject to service-based vesting, settlement or other applicable restrictions.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means the 2023 Stock-Based Incentive Compensation Plan, as may be amended from time to time and each other equity-based compensation plan and arrangement of Parent maintained for the benefit of any employee of or other service provider to Parent or any of its Subsidiaries.

“Payoff Letter” means a customary payoff letter and, if applicable, related Lien, mortgage and guarantee releases, in form and substance reasonably acceptable to Parent obtained from each holder of Funded Indebtedness (or their duly authorized agent or representative) in each case providing that, automatically upon the payment of the amount specified in such Payoff Letter (plus any per diem amount, if applicable), the applicable Indebtedness will be fully extinguished, all related contracts and instruments evidencing and/or giving rise to such Indebtedness will be terminated, any related Liens and guarantees will automatically be released, and granting Parent or any of the Parent’s Subsidiaries and their respective representatives the authority to file any appropriate Lien release documents, and containing such other terms as are customary for transactions similar to the Contemplated Transactions.

“Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP, or Liens in respect of Taxes not yet delinquent, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, securing payment of amounts that are not yet due and payable or, if due, are being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP, (iii) any customary restriction on transfer arising under any applicable securities Laws, (iv) those Liens set forth on Section 1.1(c) of the Company Disclosure Schedule, (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (vi) easements, right-of-way, servitudes, conditions, covenants, declarations, restrictions and imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of a Person’s business as presently conducted, and (vii) zoning or building laws or ordinances or any similar Laws.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual, household, computer, or device; and (ii) any information that is defined as “personal information,” “personal data,” “protected health information,” or other similar term under applicable Privacy and Data Security Laws.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which the Company or any of its Subsidiaries has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company or any of its Subsidiaries is required to comply relating to the privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) applicable published industry best practice or rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries has agreed to be bound.

“Privacy Policy” means each written statement made by the Company or any of its Subsidiaries related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Proceeding” means any action, injunction, decree, Order, demand, charge, complaint, judgment, lawsuit, litigation, claim, notice of potential responsibility, proceeding, audit, investigation, arbitration, citation, subpoena or summons.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Proposed Final Company Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Proposed Final Company Closing Statement” has the meaning set forth in Section 2.4(b).

“Reference Time” means 12:01 a.m., Pacific Daylight Time (PDT), on the Closing Date.

“Related Party” means (x) (i) Seller, (ii) any current or former officer, manager or director of Seller, the Company or any of their respective Subsidiaries or (iii) any Family Member of any such Person described in clause (ii), (y) any Affiliate of any such Person described in clauses (x)(i)-(x)(iii) or (z) any Person who has the right to acquire an interest in the Company.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Relevant Service Provider” means any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries.

“Restricted Period” has the meaning set forth in Section 6.7(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and firmware, including data files, source code, object code and software-related specifications and documentation.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person (other than an individual), any corporation or other organization or legal entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms the power to direct or cause the direction of the management and policies of such other Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner or managing member (and all Subsidiaries of any Subsidiary of such Person).

“Tax” or “Taxes” means (i) any and all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall profits, environmental, customs duty, capital stock, severances, stamp, payroll, social security (or similar), disability, estimated, sales, goods and services or harmonized sales taxes, employment, occupation, unemployment, disability, use, excise, property, withholding, excise production, value added, ad valorem, occupancy, transfer, recapture, health, natural resources, alternative minimum, add-on minimum, real property gains, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence of, and extent of a liability for, Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied by the Company or any of its Subsidiaries to a Taxing Authority in connection with any Taxes, including any schedules or attachments thereto and any amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Transaction Expense Invoice” means an invoice or other similar documentation evidencing some portion of the Company Transaction Expenses in form and substance reasonably acceptable to Merger Sub.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar Tax imposed by any Taxing Authority or Governmental Authority). For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains.

“Treasury Regulations” means the regulations promulgated under the Code.

“Waived 280G Benefits” has the meaning set forth in Section 6.3.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law.

1.2 Rules of Construction. Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to a “party” or “parties” are to a party or parties to this Agreement;

(e) Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented;

(f) References to Articles and Sections and Exhibits shall refer to articles and sections and exhibits of this Agreement, unless otherwise specified;

(g) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i) All monetary figures shall be in United States dollars unless otherwise specified;

(j) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(k) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(l) The word “or” shall, unless the context requires otherwise, mean “and/or” so as to be most inclusive;

(m) With respect to the Company or any of its Subsidiaries, the term “material” shall mean material to the Company and its Subsidiaries taken as a whole;

(n) The words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(o) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(p) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and

(q) References to documents or other materials “provided” or “made available” to Merger Sub or similar phrases shall mean that such documents or other materials were present (and available for viewing by Merger Sub and its representatives) in the online data room hosted by Datasite and maintained by the Company and Seller for purposes of the Contemplated Transactions at least one (1) Business Day prior to the date hereof.

ARTICLE II

The Merger

2.1 The Merger.

(a) The Merger. On the Closing Date, the parties shall execute and file, in accordance with the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Parent and the Seller shall agree and specify in the Certificate of Merger. (The time the Merger becomes effective, the “Effective Time.”) At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall merge with and into the Company and the separate existence and corporate organization of Merger Sub shall cease and the Company shall survive the Merger as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) Certificate of Incorporation. Pursuant to the Merger, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. From and after the Effective Time, the Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or by applicable Law.

(c) Directors and Officers. The directors of Merger Sub shall be the directors of the Surviving Corporation, each such director to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until such director’s successor is duly elected and qualified, or such director’s earlier resignation or removal. The officers of the Company shall be the officers of the Surviving Corporation, each such officer to hold office in accordance with the Bylaws of the Surviving Corporation and until such officer’s successor is duly elected and qualified, or such officer’s earlier resignation or removal.

(d) Stockholder Agreement. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall acquire from Parent, and Parent shall issue to Seller, in partial consideration for the Merger, the Issued Parent Common Stock free and clear of all Liens (other than as set forth in that certain Stockholder Agreement, dated as of the date hereof, by and among Parent, Seller and the other parties thereto (the “Stockholder Agreement”), and applicable state and federal securities Laws).

(e) Conversion of Equity Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or Seller:

(i) all of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Merger Consideration;

(ii) each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation owned by Parent; and

(iii) each share of Company Common Stock held by the Company or by Parent or one of its Affiliates immediately prior to the Effective Time will be cancelled and will cease to exist, and no payment will be made with respect thereto.

(f) Dissenting Shares. In accordance with the DGCL, Seller hereby expressly waives any appraisal rights in respect of the Company Common Stock in connection with the Merger and the Second-Step Merger.

(g) The Second-Step Merger.

(i) The Second-Step Merger. Promptly after the Closing, but in all cases within one (1) Business Day thereof, Parent shall effect the Second-Step Merger by causing the Surviving Corporation to merge with and into Merger Sub 2, pursuant to which Merger Sub 2 will be the surviving limited liability company (the “Surviving LLC”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL, and the DLLCA, as amended, by filing a certificate of merger in substantially the form attached hereto as Exhibit C (the “Second Certificate of Merger”). Following the Second-Step Merger, the effect of the Second-Step Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second-Step Merger, all the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving LLC, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving LLC.

(ii) Limited Liability Company Agreement. The limited liability company agreement of Merger Sub 2 immediately prior to the effective time of the Second-Step Merger shall be the limited liability company agreement of the Surviving LLC immediately after the effective time of the Second-Step Merger until thereafter amended in accordance with Delaware Law and as provided in such limited liability company agreement.

(iii) Management. Parent shall be the managing member of the Surviving LLC immediately after the effective time of the Second-Step Merger. The officers of Surviving Corporation immediately prior to the effective time of the Merger shall be the officers of the Surviving LLC immediately after the effective time of the merger, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving LLC.

(iv) Conversion of Equity Securities. At the effective time of the Second-Step Merger, each share of common stock, $0.01 par value per share, of the Surviving Corporation that is issued and outstanding immediately prior to the effective time of the Second-Step Merger will, by virtue of the Second-Step Merger and without further action on the part of the Parent, as the sole stockholder of the Surviving Corporation, be cancelled and retired and shall cease to exist. At the effective time of the Second-Step Merger, each membership interest of Merger Sub 2 issued and outstanding immediately prior to the effective time of the Merger shall be converted into and become one fully paid and nonassessable membership interest of the Surviving LLC owned by Parent.

2.2 Payments at the Closing.

(a) The aggregate merger consideration to be paid by Parent (or its designee) in respect of the Merger (the “Merger Consideration”) will be calculated as follows: $79,946,500 (the “Cash Payment”) plus the Issued Parent Common Stock. The Merger Consideration shall be subject to adjustment in accordance with Section 2.4.

(b) At the Closing, Parent (or its designee) shall:

(i) pay or cause to be paid to Seller the Cash Payment plus the amount (if any) by which the Estimated Company Net Working Capital exceeds the Company Net Working Capital Target, minus the amount (if any) by which the Estimated Company Net Working Capital is less than the Company Net Working Capital Target, minus $23,655,856 (the “Company Estimated Closing Debt Amount”) minus $3,169,323 (the “Estimated Closing Company Transaction Expenses”), by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date;

(ii) deliver or cause to be delivered to the holders of the Funded Indebtedness, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full the Funded Indebtedness pursuant to the Payoff Letters;

(iii) pay or cause to be paid the Company Transaction Expenses that are due and payable at Closing or immediately following Closing, by wire transfer of immediately available funds, pursuant to the Transaction Expense Invoices (other than any such Company Transaction Expenses that are subject to withholding, which shall be paid through the Company’s payroll promptly following the Closing, and any Employer Taxes);

(iv) deliver 453,310 shares of the Issued Parent Common Stock (with appropriate restrictive legends) to the Company’s transfer agent (the “Transfer Agent”) to be held in escrow pending release in accordance with Section 2.4(e) (the “Escrowed Stock”); and

(v) issue and deliver the Issued Parent Common Stock less the Escrowed Stock to Seller.

2.3 Closing. The closing of transactions contemplated herein and the issuance of the Issued Parent Common Stock (the “Closing”) shall take place on the date of this Agreement remotely by the electronic exchange of documents and signatures at or on such other date or time as Merger Sub and Seller may otherwise agree in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.4 Closing Date Estimates; Merger Consideration Adjustment.

(a) Estimated Company Closing Balance Sheet and Estimated Company Closing Statement. Seller has prepared and provided to Parent within one (1) Business Day prior to the Closing Date an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Estimated Company Closing Balance Sheet”), together with a written statement (the “Estimated Company Closing Statement”) setting forth in reasonable detail its good faith estimated calculation of the Company Net Working Capital (the “Estimated Company Net Working Capital”), together with copies of Payoff Letters for all Funded Indebtedness and Transaction Expense Invoices for all Company Transaction Expenses. The Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement, in each case, will be prepared in accordance with the Company Accounting Principles and the definitions of Company Net Working Capital herein. Following the date hereof, Seller shall provide Parent and its representatives reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Parent and its representatives in their review of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement.

(b) Proposed Final Company Closing Balance Sheet and Proposed Final Company Closing Statement. Within ninety (90) calendar days after the Closing Date, Parent shall prepare or cause to be prepared, and will provide to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Proposed Final Company Closing Balance Sheet”), together with a written statement (the “Proposed Final Company Closing Statement”) setting forth in reasonable detail its proposed final determinations of the Company Closing Debt Amount, Company Net Working Capital and Company Transaction Expenses. The Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement will be prepared in accordance with the Company Accounting Principles and the definitions of Company Closing Debt Amount, Company Net Working Capital and Company Transaction Expenses herein. Commencing with Parent’s delivery of the Proposed Final Company Closing Statement, Parent shall provide Seller and its representatives reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Seller and its representatives in their review of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement. Except as expressly set forth in this Agreement, the proposed final Company Net Working Capital included in the Proposed Final

Company Closing Statement will entirely disregard (i) any and all effects on the assets and liabilities of the Company and its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement or any of the financing or refinancing arrangements entered into at any time by Parent or Merger Sub or any other transaction entered into by Parent or Merger Sub, in each case, in connection with the consummation of the transactions contemplated by this Agreement and (ii) any of the transactions or changes that Parent makes or causes to be initiated or made after the Closing with respect to the Company or any of its Subsidiaries or their respective businesses or assets. The proposed final Company Net Working Capital included in the Proposed Final Company Closing Statement will be based solely on facts and circumstances as they exist as of the Reference Time. If, for any reason, Parent fails to deliver the Proposed Final Company Closing Statement within the time period required by this Section 2.4(b), the Estimated Company Closing Statement shall, at Seller’s election, constitute either (x) the Proposed Final Company Closing Statement as if delivered by Parent pursuant to this Section 2.4(b), and Seller shall have all of its rights under this Section 2.4 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions of this Section 2.4, or (y) the final, binding and conclusive determination of such amounts set forth therein and not subject to further review or dispute in accordance with Section 2.4(c) and 2.4(d).

(c) Dispute Notice. The Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement (and the proposed final determinations of the Company Closing Debt Amount, Company Net Working Capital and Company Transaction Expenses set forth therein) will be final, conclusive and binding on the parties unless Seller provides a written notice (a “Dispute Notice”) to Parent no later than 5:00 p.m. (ET) on the thirtieth (30th) day after the delivery of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement (the “Dispute Period”). Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Company Closing Balance Sheet or the Proposed Final Company Closing Statement which Seller believes has not been prepared in accordance with this Agreement (such disputed amounts, the “Disputed Amounts”) and (ii) Seller’s alternative calculation of each such Disputed Amount; provided that such Disputed Amounts may only be based on mathematical errors or failure to calculate such amounts in accordance with this Agreement (including the relevant definitions). Any item or amount set forth in the Proposed Final Company Closing Balance Sheet or the Proposed Final Company Closing Statement to which no specific dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties upon the expiration of the Dispute Period and not subject to further review or dispute in accordance with this Section 2.4(c) and Section 2.4(d).

(d) Resolution of Disputes. Parent and Seller will in good faith attempt to promptly resolve the Disputed Amounts and agree upon the Adjustment Amount (as defined below), if any. Beginning twenty (20) Business Days after delivery of any Dispute Notice pursuant to Section 2.4(c), either Parent or Seller may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the Disputed Amounts to Deloitte US or another nationally recognized independent accounting firm chosen jointly by Parent and Seller (the “Accounting Firm”). In the event that Deloitte US has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Parent and Seller within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Parent and Seller shall promptly select a nationally recognized independent accounting firm and promptly cause such two accounting firms to mutually select a third nationally recognized independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices (it being agreed and understood that the Accounting Firm shall act as an expert and not an arbitrator when determining such Disputed Amounts), review only those unresolved Disputed Amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such remaining Disputed Amount in accordance with this Agreement. In any such case, the Accounting Firm shall render a written decision as to each unresolved Disputed Amount, including a statement in reasonable detail of the basis for its decision and its calculation of the Adjustment Amount, if any, based on such decision, and such decision shall be based solely on (x) the Proposed Final Closing Statement, the Dispute Notice and any presentations and information provided by Parent and Seller, and not on independent review, and (y) whether the remaining Disputed Amounts contained mathematical errors or were inconsistent with the Company Accounting Principles or the definitions and the other applicable provisions of this Agreement. In no event shall the decision of the Accounting Firm provide for a calculation of any Disputed Amount that is (i) less than the lower calculation thereof shown in the disputed Proposed Final Closing Statement or in the Dispute Notice or (ii) greater than the higher calculation thereof shown in the disputed Proposed Final Closing Statement or in the Dispute Notice. Parent and Seller shall not have any ex parte communications with the Accounting Firm and any presentations and information provided to the Accounting Firm by a party shall be concurrently provided to the other party. The fees and expenses of the Accounting Firm shall be borne by Seller, on the one hand, and Parent, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Accounting Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, 60% of the costs and expenses of the Accounting Firm would be borne by Parent and 40% would be borne by Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any Disputed Amounts hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The decision of the Accounting Firm with respect to the Disputed Amounts submitted to it will be final, conclusive and binding on the parties, absent manifest error. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(e) Merger Consideration Adjustment. As finally determined pursuant to Section 2.4(c) and 2.4(d): (i) if the Company Closing Debt Amount exceeds the Company Estimated Closing Debt Amount, such excess shall be a “Negative Debt Adjustment Amount” (which shall be reflected as negative number) or if the Company Estimated Closing Debt Amount exceeds the Company Closing Debt Amount, such excess shall be a “Positive Debt Adjustment Amount”; (ii) if the Company Transaction Expenses exceed the Estimated Closing Company Transaction Expenses, such excess shall be a “Negative Expense Adjustment Amount” (which will be reflected as a negative number) or if the Estimated Closing Company Transaction Expenses exceed the Company Transaction Expenses, such excess shall be a “Positive Expense Adjustment Amount” (which will be reflected as a positive number); (iii) if the Final Company Net Working

Capital is greater than the Estimated Net Working Capital by an amount in excess of the Collar Amount, the amount by which Final Company Net Working Capital exceeds the Estimated Net Working Capital minus the Collar Amount (such excess shall be a “Positive NWC Adjustment Amount”) and (iv) if the Final Company Net Working Capital is less than the Estimated Net Working Capital by an amount in excess of the Collar Amount, the amount by which Final Company Net Working Capital is less than the Estimated Company Net Working Capital minus the Collar Amount (such difference shall be a “Negative NWC Adjustment Amount,” which will be reflected as a negative number, and together with the Negative Debt Adjustment Amount or Positive Debt Adjustment Amount, as the case may be (if any), and the Negative Expense Adjustment Amount or Positive Expense Adjustment Amount, as the case may be (if any), and a Positive NWC Adjustment Amount (if any), the aggregate sum of all such amounts, the “Adjustment Amount”). To the extent there is a negative Adjustment Amount (which shall be reflected as a positive number), Parent may seek recovery for such negative Adjustment Amount against the value of the Escrowed Stock (valued based on the trading price of the Parent’s Common Stock as of the close of business on the date immediately preceding the Closing Date (the “Value”)) and Parent and Seller shall execute a joint instruction to the Transfer Agent to cancel and forfeit to the Company a number of shares of Escrowed Stock with a Value equal to the negative Adjustment Amount and, to the extent any Escrowed Stock remains, such remainder will be released to Seller, which shall remain subject to the terms and conditions of the Stockholder Agreement (including Section 10 therein); provided, that within five (5) Business Days after the determination of the Adjustment Amount pursuant to this Section 2.4 Seller shall have the option in its sole discretion to elect to pay, and shall pay, all or a portion of the negative Adjustment Amount in cash to Parent by wire transfer of immediately available funds and in accordance with the payment instructions provided to Seller by Parent, in which case Parent and Seller shall execute a joint instruction to the Transfer Agent to cancel and forfeit to the Company a number of shares of Escrowed Stock with a Value equal to the amount of the portion of the negative Adjustment Amount unpaid by Seller in cash upon the expiration of such five (5) Business Day period, if any, and release to Seller the remaining shares of Escrowed Stock, which shall remain subject to the terms and conditions of the Stockholder Agreement (including Section 10 therein); and provided, further, that in no event shall the negative Adjustment Amount exceed the total Value of the Escrowed Stock. The Parties will utilize the value of the average of the daily average high-low trading prices of a share of the Issued Parent Common Stock measured over the thirty-five (35) trading days preceding the Closing Date in determining the number of shares of the Issued Parent Common Stock and the Cash Payment to be exchanged for the Company Common Stock pursuant to Revenue Procedure 2018-12, Section 4.02.01(2). To the extent there is a positive Adjustment Amount, Parent shall pay to the Seller an amount equal to the positive Adjustment Amount, by wire transfer of immediately available funds and in accordance with the payment instructions provided to Parent by Seller, provided that in no event shall the positive Adjustment Amount exceed $4,000,000, and Parent and Seller shall execute a joint written instruction to the Transfer Agent to release to the Seller the Escrowed Stock, which shall remain subject to the terms and conditions of the Stockholder Agreement (including Section 10 therein). Any payment required under this Section 2.4 shall be made within five (5) Business Days of the determination of the Adjustment Amount pursuant to this Section 2.4. Buyer’s and Seller’s sole and exclusive remedy to recover any negative or positive Adjustment Amount (as applicable) is limited to the procedures set forth in this Section 2.4(e).

(f) Tax Matters. Payment of any amount owed pursuant to this Section 2.4 shall be treated as an adjustment to the Merger Consideration for federal, state, local and non-U.S. income Tax purposes.

2.5 Withholding. Merger Sub, the Company, Parent, and each other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld and any amounts so deducted or withheld shall be timely remitted by the withholding party to the applicable Taxing Authority. Upon becoming aware of any such withholding obligation, the withholding party shall provide notice to the Person with respect to whom such withholding obligation applies and shall cooperate with such Person to the extent commercially reasonable, in the context of the timing of the Closing and the need to withhold at the Closing, to obtain reduction of or relief from such deduction or withholding. To the extent that any such amounts are deducted or withheld and remitted by the withholding party to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Tax Free Reorganization Matters. Provided any negative Adjustment Amount is required to be settled pursuant to Section 2.4(e) using only such number of shares of Escrowed Stock as necessary such that after the final determination of the Merger Consideration, the aggregate Issued Parent Common Stock held by Seller represents at least forty percent (40%) of the Merger Consideration (as determined for purposes of Treasury Regulations Section 1.368-1(e)), the Parties hereto intend that, for U.S. federal income Tax purposes, (i) the Contemplated Transactions, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, applicable Treasury Regulations, and IRS Rev. Rul. 2001-46 to which each of Parent and the Company are to be Parties under Section 368(b) of the Code, applicable Treasury Regulations promulgated thereunder, and IRS Rev. Rul. 2001-46 and (ii) this Agreement shall be, and hereby is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except to the extent otherwise required by a change in applicable law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties hereto agrees to (x) promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Tax Treatment.

ARTICLE III

Representations and Warranties Regarding the Company

Except as set forth in the corresponding sections of the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), each of the Company and Seller hereby represents and warrants to Merger Sub, Merger Sub 2 and Parent as follows:

3.1 Organization and Power. The Company and each of its Subsidiaries is a corporation or legal entity duly incorporated, organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation. The Company has full power and authority to execute, deliver and perform this Agreement and any Ancillary Agreement to which the Company is or will be a party, to consummate the Contemplated Transactions and to perform all of its obligations under each Contract by which it is bound. The Company and each of its Subsidiaries has all corporate or similar power and authority necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted. The Company and each of its Subsidiaries are duly licensed or qualified to do business and are in good standing in the jurisdictions where the nature of the property owned or leased by the Company or its Subsidiaries or the nature of the business conducted makes such qualification necessary, except where failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. True and complete copies of the Charter Documents, each as in effect as of the date of this Agreement, have previously been made available by Company to Parent. Each Charter Document is in full force and effect and Company and its Subsidiaries are not in material violation of their respective Charter Documents. Nothing in this Section 3.1 is intended to be or shall be interpreted as a representation or warranty with respect to the infringement, misappropriation or other violation of third-party Intellectual Property, which is addressed exclusively in Section 3.9(d).

3.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by all corporate actions and proceedings on behalf of the Company and no other corporate actions or proceedings on the part of the Company, its board of directors or its shareholders (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is or will be a party or the consummation of the Contemplated Transactions that are required to be performed by the Company. This Agreement and the Ancillary Agreements to which the Company is or will be a party have been duly authorized, executed and delivered by the Company, and, assuming due execution and delivery of this Agreement by Merger Sub, Merger Sub 2 and Parent and such Ancillary Agreements by the other parties thereto, constitute valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 Capitalization of the Company and its Subsidiaries.

(a) The Company. The authorized capital stock of the Company consists of 3,000 shares of common stock, of which 656 shares are issued and outstanding and owned of record and beneficially by Seller and constitute the Company Common Stock. All outstanding shares of Company Common Stock were and are duly authorized, validly issued and fully paid and non-assessable, and were issued in compliance with applicable preemptive or similar rights and securities Laws or exemptions therefrom. Except for the shares of Company Common Stock owned and held by Seller, no other Equity Securities of the Company are issued, reserved for issuance or outstanding. No bonds, debentures, notes or other Indebtedness that have the right to vote on any matters on which stockholders of Company may vote are issued or outstanding (or which is convertible into or exchangeable for, Equity Securities having such rights). There are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company. There are no outstanding obligations of the Company or any its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no outstanding options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which the Company is or will be a party or by which it is bound providing for the issuance, delivery, sale, transfer, registration, disposition or acquisition, repurchase or redemption of any of the Company’s Equity Securities or obligating the Company to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock or other equity or equity-based or similar rights with respect to the Company. There are no stockholder agreements, voting trusts, proxies or other similar contracts, agreements, arrangements, commitments, plans or understandings relating to the voting, dividend, ownership or transfer rights of any Equity Securities of the Company.

(b) Subsidiaries. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and correct list of all Subsidiaries of the Company, listing for each Subsidiary of the Company its name, its jurisdiction of incorporation, organization or formation, its authorized Equity Securities, the number and type of its issued and outstanding Equity Securities and the current recorded ownership of such Equity Securities. All the outstanding Equity Securities of each of the Company’s Subsidiaries were and are validly issued, fully paid and nonassessable (to the extent applicable), have not been issued in violation of any preemptive or similar rights, and, are owned, directly or indirectly, by the Company free and clear of any Lien other than restrictions on transfer arising under applicable securities Laws. There are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock or other equity or equity-based or similar rights with respect to any of the Company’s Subsidiaries. None of the Company’s Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or similar agreement with respect to the sale or voting of any Equity Securities of the Company’s Subsidiaries. Except for the Company’s Subsidiaries, neither the Company nor any Subsidiary of the Company owns or controls any Equity Security or other interest, or has the right to acquire any Equity Securities, of any other corporation, partnership, limited liability company or other business entity.

(c) Profits Interests. Each Equity Security granted by Seller that was intended to constitute a “profits interest” for United States federal income tax purposes has at all times qualified and currently qualifies as a “profits interest” under United States Internal Revenue Service Revenue Procedures 93-27 and 2001-43.

3.4 No Violation. The execution, delivery and performance by the Company and the Seller of this Agreement and the Ancillary Agreements to which the Company or the Seller (as applicable) is or will be a party, consummation of the Contemplated Transactions or other obligations that are required to be performed by the Company or the Seller (as applicable) and compliance with the terms of this Agreement or the Ancillary Agreements will not result in the creation of, or require the creation of, any Lien upon any Equity Securities or material properties or assets of the Company or conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under (a) any provision of the Charter Documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, any Law applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties or assets are bound or affected, or (c) any material Contract to which the Company or any of its Subsidiaries is a party or any material Company Permit.

3.5 Governmental Authorizations and Consents. No consents, licenses, permits, waivers, approvals or authorizations of, or registrations, notices, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the Contemplated Transactions, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, other than those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule.

3.6 Financial Statements.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of Performance Designed Products LLC and its Subsidiaries as of March 31, 2023 and March 31, 2022 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, together with appropriate notes to such financial statements and accompanied by the report of the Company’s independent public accountants with respect thereto (the “Audited Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of Performance Designed Products LLC and its Subsidiaries as of December 31, 2023 (the “Current Balance Sheet Date” and such balance sheet, the “Current Balance Sheet”) and the related consolidated statements of income and cash flows for the nine-month period then ended (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Unaudited Company Financial Statements do not contain all the notes that may be required by GAAP and are subject to normal, recurring year-end adjustments consistent with past practice that would not, individually or in the aggregate, be material in amount), (ii) were derived from the historical accounting records of the Company, and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements.

(b) The Company and its Subsidiaries do not have any Liability, other than those (i) that are reflected on the Current Balance Sheet; (ii) that are incurred since the date of the Unaudited Company Financial Statements in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, misappropriation, infringement, violation of Law, claim or Proceeding); (iii) that are executory Liabilities expressly provided for in any of the Contracts of the Company and its Subsidiaries that have been made available to Parent, or (iv) that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(c) Section 3.6(c) of the Company Disclosure Schedules sets forth a correct and complete list of all outstanding Indebtedness of the Company and its Subsidiaries.

(d) Each of the Company and its Subsidiaries maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated, in all material respects, in accordance with management’s general or specific authorization and with applicable Laws, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for material items therein and (iii) access to properties and assets is permitted, in all material respects, in accordance with management’s general or specific authorization.

(e) All accounts and notes receivable (the “Accounts Receivable”) of the Company and its Subsidiaries that are reflected on the Company Financial Statements or arising subsequent to the Current Balance Sheet Date, to the extent still remaining unpaid, represent valid obligations owing to the Company or its Subsidiaries arising from sales actually made or services actually performed in the ordinary course of business and have been or will be billed and are generally due within ninety (90) days after such billing. All reserves for the collection of such Accounts Receivable shown on the Company Financial Statements were calculated in accordance with GAAP, and to the Knowledge of the Company, are adequate. During the past three (3) years, there have not been any write-offs as uncollectible of the Accounts Receivable, except for write-offs in the ordinary course of business and not in excess of $100,000 in the aggregate. To the Knowledge of the Company, there is no material contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such Account Receivable.

(f) All accounts and notes payable (the “Accounts Payable”) of the Company and its Subsidiaries reflected on the Company Financial Statements and all Accounts Payable of the Company and its Subsidiaries arising subsequent to the Current Balance Sheet Date, (i) represent valid obligations owed by the Company or its Subsidiaries for products or services actually received (or, in the case of non-trade accounts or notes represent amounts payable in respect of other bona fide business transactions); (ii) have arisen in the ordinary course of business and (iii) are not materially delinquent in their payment.

3.7 Absence of Certain Changes. Since the date of the most recent Audited Company Financial Statements and through the date hereof, each of the Company and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the most recent Audited Company Financial Statements and through the date hereof, neither the Company nor any of its Subsidiaries has:

(a) acquired (including by merger, consolidation, acquisition of stock or equity), or purchased substantially all of the assets of, any Person, or business or division thereof (other than inventory in the ordinary course of business consistent with past practice);

(b) incurred, assumed, guaranteed or discharged any Indebtedness, except in the ordinary course of business consistent with past practice;

(c) amended, modified or authorized the amendment of its certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement or bylaws or similar organizational or formation documents;

(d) sold, leased, transferred, mortgaged, assigned or encumbered any of the material assets, tangible or intangible, reflected on the Current Balance Sheet or any material assets acquired after the Current Balance Sheet Date, except for (i) personal property sold or otherwise disposed of in the ordinary course of its business consistent with past practice and (ii) Permitted Liens;

(e) except as set forth on Section 3.7(e) of the Company Disclosure Schedules, exclusively licensed, sold, transferred, abandoned or permitted to lapse any material Company Intellectual Property or material Exclusively Licensed IP;

(f) waived or cancelled any material claim or rights, account receivable or trade account outside of the ordinary course of business or in excess of $100,000 in the aggregate;

(g) suffered any material destruction, damage or loss of any asset (whether or not covered by insurance) exceeding $200,000;

(h) entered into any commitment for capital expenditures under which there remains outstanding payments or expenditure obligations exceeding $200,000 in the aggregate;

(i) made any change in accounting methods, principles or practices or changed any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(j) made any loan to any Person;

(k) made any change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (i) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(l) settled any legal, judicial, administrative or arbitral Proceedings, hearings, orders, investigations, audits, charges, complaints or claims that required payment in excess of $150,000 or imposed any material limitation on the conduct of the Company or any of its Subsidiaries;

(m) increased the salary or hourly wage, bonus opportunity, incentive compensation, equity or equity-based compensation, severance entitlement or other compensation or benefits of any Relevant Service Provider whose annualized base compensation exceeds $100,000, other than as required under the terms of any Company Plan as in effect as of immediately prior to the date hereof and provided to Parent or as may be required by Law;

(n) accelerated, terminated, made modifications to, or canceled any Company Material Contract or any Contract that, if in effect as of the date of this Agreement, would have been a Company Material Contract and, to the Knowledge of the Company, been informed that any other party thereto has done so;

(o) issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(p) encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(q) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(r) declared, set aside or paid any dividends or distributions to its stockholders or otherwise in respect of any Equity Securities of the Company or purchase or redeem any of its capital stock;

(s) established, adopted, amended, modified or terminated any Company Plan;

(t) terminated the employment of or hired any Relevant Service Provider whose aggregate annualized compensation exceeds, or is expected to exceed, $100,000;

(u) changed or made any material Tax election, filed or cause to be filed any material amended Tax Return, surrendered any right to claim a material Tax refund or credit, settled or compromised any material federal, state, local or non-U.S. Tax liability or agreed to extend the statute of limitations in respect of any material amount of Taxes;

(v) increased the amount reserved for, or reserved any new amounts for, payment of any contingent Tax liability except in the ordinary course of business;

(w) entered into any lease that would be categorized as a capital lease under GAAP, other than in the ordinary course of business consistent with past practice; or

(x) authorized, agreed, resolved or committed to any of the foregoing.

3.8 Real Property.

(a) Section 3.8(a) of the Company Disclosure Schedule includes a true, correct and complete list of all real property leases, subleases, licenses or other agreements that permit occupancy, pursuant to which the Company or any of its Subsidiaries (as tenant, lessee, licensee or user) leases or otherwise has rights to use the real property described therein (together with any amendment or modification thereto, the “Company Real Property Leases” and the properties leased thereunder, the “Company Leased Real Property”), identifying the lessor, lessee and address thereof. The leasehold interests relating to the Company Real Property Leases are free and clear of all Liens, other than Permitted Liens. None of the Company or any of its Subsidiaries have received any written notice from the other party to any Company Real Property Lease of the early termination or proposed early termination thereof (other than with respect to the termination of such lease at the applicable expiration date set forth in such Company Real Property Lease). Neither the Company nor any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy the Company Leased Real Property or any portion thereof. Neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to any Company Real Property Lease that has not already been paid. No material construction, material alteration or other material leasehold improvement work with respect to any Company Real Property Lease remains to be paid for or to be performed by the Company or any Subsidiary.

(b) Section 3.8(b) of the Company Disclosure Schedule lists all real properties owned by the Company or its Subsidiaries (the “Company Owned Real Property”). The Company and its Subsidiaries, as applicable, have good, valid and insurable fee title to the Company Owned Real Property free and clear of any Liens, except for Permitted Liens. The Company is not a party to any agreement that grants any right or option to any other Person to purchase or lease an interest in such Company Owned Real Property.

(c) Section 3.8(c) of the Company Disclosure Schedule includes a true, correct and complete list of all leases, subleases, licenses or other agreements (together with any amendment or modification thereto, the “Occupancy Agreements”) pursuant to which the Company (as landlord) leases or grants to another party the right to use any of the Company Owned Real Property. A true, correct and complete copy of each written Occupancy Agreement has been made available to Parent, and a summary of all material terms of each oral Occupancy Agreement is set forth on Section 3.8(c) of the Company Disclosure Schedule.

(d) There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Company Owned Real Property or Company Leased Real Property, and neither the Company nor any of its Subsidiaries have received any written notice thereof.

(e) None of the Company or any of its Subsidiaries has received any written notice of (i) uncorrected violations of building codes and/or zoning ordinances or other Laws affecting the Company Owned Real Property or Company Leased Real Property which remain uncorrected, or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings. Neither the whole nor any material portion of the Company Owned Real Property or Company Leased Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired. Each parcel of Company Owned Real Property or Company Leased Real Property is adequately served by proper utilities and other building services necessary for its current use and, to the Knowledge of the Company, all of the buildings and structures located thereon are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects, ordinary wear and tear excepted. Neither the whole nor any portion of any Company Owned Real Property or Company Leased Real Property has been and remains damaged or destroyed by fire or other casualty. To the Knowledge of the Company, the Company or the applicable Subsidiary has the right to access a public road or other means of lawful access to and from the Company Owned Real Property or Company Leased Real Property.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all patents, patent applications, trademark registrations and applications, copyright registrations and applications, and domain name registrations, (collectively, the “Company Registered IP”), and all social media accounts, in each case, that are within the Company Intellectual Property, and specifying as to each such item, as applicable, the owner (and registered owner, if different, and co-owner, as applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration. Each item of Company Registered IP identified in Schedule 3.9(a) of the Company Disclosure Schedule (i) is held and/or recorded in the name of the Company or one of its Subsidiaries, (ii) has been duly applied for or registered (as applicable), (iii) all past or outstanding maintenance obligations have been satisfied, as applicable, and (iv) is subsisting, valid and enforceable (except for pending applications for any such Company Registered IP).

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all rights in the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), adverse claims, or any requirement of any past, present or future royalty payment. The Company or a Subsidiary owns or otherwise has a valid right to use all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property together with the Intellectual Property licensed to the Company or a Subsidiary under the Company IP Agreements constitutes all of the material Intellectual Property used in and necessary to conduct and operate the business of the Company and its Subsidiaries as currently conducted, other than (i) non-customized, Commercially Available Software licensed for less than $100,000 per annum, (ii) Intellectual Property licensed pursuant to non-exclusive licenses incidental to the sale or purchase of products or services in the ordinary course of business, and (iii) open source software.

(c) None of the material Company Registered IP is or has been involved in any opposition, cancellation, interference, reissue or reexamination Proceeding; and no material Company Intellectual Property is the subject of any Proceeding or any judicial, administrative or arbitral order, award, decree, injunction, or stipulation challenging the ownership, validity or enforceability thereof. In the last six (6) years, neither the Company nor a Subsidiary is or has been party to any Proceeding involving any claim that the Company or a Subsidiary infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party.

(d) In the last six (6) years, neither the Company nor any of its Subsidiaries has received any written notice or written communication, or to the Knowledge of the Company oral notice or communication, stating or alleging that any material Company Intellectual Property or any material Intellectual Property exclusively licensed to the Company or a Subsidiary (“Exclusively Licensed IP”) is invalid or unenforceable, or challenging the Company’s or its

Subsidiaries ownership of or right to use any such rights. In the last six (6) years, neither the Company nor a Subsidiary has sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any material Company Intellectual Property or material Exclusively Licensed IP nor has the Company or a Subsidiary acquiesced in any such potential action or claim. The products and services of and the operation of the business of the Company and its Subsidiaries do not currently and have not in the past six (6) years infringed, misappropriated, diluted, or otherwise violated any Intellectual Property rights of third parties. To the Knowledge of the Company, no third party is infringing, misappropriating, diluting, or otherwise violating any material Company Intellectual Property or Exclusively Licensed IP, except where such infringement, misappropriation or violation would not be material to the Company and its Subsidiaries.

(e) The Company or a Subsidiary has secured from all of its employees, consultants or contractors who participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or a Subsidiary (each, an “Inventor”) sole ownership of all of each Inventor’s right, title and interest in such Intellectual Property. Without limiting the foregoing, the Company or a Subsidiary has secured from each Inventor a written and enforceable agreement in favor of the Company or a Subsidiary providing for the non-disclosure by such Person of confidential information and assigning to the Company or a Subsidiary all right, title and interest to such Intellectual Property, which agreement includes a present tense assignment of present and future inventions and a waiver of moral rights and all other non-assignable rights.

(f) During the last six (6) years, the Company has taken (and caused its Subsidiaries to take) commercially reasonable precautions to protect and maintain the Company Intellectual Property, including the confidentiality of its trade secrets. During the last six (6) years, any disclosure by the Company or a Subsidiary of trade secrets included in Company Intellectual Property to any third party has been pursuant to the terms of a written agreement with such Person and any disclosure by the Company or a Subsidiary of trade secrets of a Person has been pursuant to the terms of a written agreement with such Person or otherwise permitted by Law.

(g) All Software included in Company Intellectual Property (“Company Software”) that is incorporated into a product or service of the Company or its Subsidiaries that is distributed to customers is distributed pursuant to an end user license agreement that has been made available to Parent. No Company Software or tangible embodiments thereof have been placed in escrow. The source code for Company Software has been documented in a professional manner that is consistent with customary code annotation conventions and practices in the Software industry. No material Company Software was developed in whole or in part using, or is linked to or distributed with, any Software, Software development toolkits, databases, libraries, scripts, or other, similar modules of Software that are subject to “open source” or similar license terms in a manner that subjects such Company Software to any copyleft license or that otherwise requires or purports to require the Company to grant any license with respect to Intellectual Property rights in such Company Software or to disclose or deliver the source code of such Company Software.

(h) All information technology hardware and software used or held for use by the Company or a Subsidiary in its business (the “IT Assets”) are either owned by, licensed or leased to, the Company or a Subsidiary. The IT Assets are adequate and sufficient in all material respects to meet the processing and other business requirements of the Company and its Subsidiaries as the business is currently conducted. The IT Assets (i) operate and perform in all material respects in accordance with their written documentation and functional specifications, (ii) have been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last three (3) years (subject to temporary problems arising in the ordinary course of business or shutdowns for maintenance and upgrades that did not materially disrupt the operations of the Company and its Subsidiaries and which have been corrected), and (iii) owned by the Company and its Subsidiaries are, and to the Knowledge of the Company the IT Assets used by but not owned by the Company and its Subsidiaries are, free of any Malicious Code. “Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company and its Subsidiaries or its clients, or otherwise interfere with the Company’s and its Subsidiaries’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

(i) During the last three (3) years, no Person has gained unauthorized access to any IT Asset that created a material risk or liability to the Company (excluding any external hack or similar attack that did not adversely affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(j) The Company and its Subsidiaries have taken commercially reasonable precautions (including by way of outsourcing to third parties), including establishing and maintaining contingency plans, back-up facilities and disaster recovery technology processes consistent with industry standard practices, designed to protect (a) IT Assets and (b) the storage capacities and requirements of the Company and its Subsidiaries, in each case of (a) and (b) against (i) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, (ii) fire, explosion, flood, any other calamity and other interruptions of regular business operations as well as (iii) unauthorized access or manipulation by third parties.

3.10 Privacy and Cybersecurity.

(a) During the past three (3) years, the Company and each of its Subsidiaries are in material compliance with and have at all times complied in all material respects with all Privacy Commitments. The Company and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data to which the Company or any of its Subsidiaries has access or otherwise Processes, including against Data Security Breaches.

(b) The Company and each of its Subsidiaries in all material respects (i) have obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on substantially the same terms to those in effect as of the date of this Agreement.

(c) There has been no material Data Security Breach.

(d) Neither the Company nor any of its Subsidiaries has received any order, request, warning, reprimand, inquiry, notification, allegation or claims (i) from a Governmental Authority regarding data privacy, cybersecurity, or its data handling or data sharing practices, or (ii) from any Person alleging that it is in violation of or has not complied in any respect with any Privacy Commitment. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is currently and has not previously been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Authority, (b) state, federal or foreign self-regulating body, or (c) any Person, regarding or alleging that the Processing of Personal Information by the Company or any of its Subsidiaries is in violation of any Privacy Commitment. During the last three (3) years, neither the Company nor any of its Subsidiaries has received a claim in writing from any Person that claimed or threatened to claim any material amount of compensation (or an offer for compensation) from the Company or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

3.11 Consumer Protection and False Advertising. The Company and each of its Subsidiaries are in material compliance with all applicable Consumer Protection Laws. No claims have been asserted or, to the Knowledge of the Company, threatened against the Company: (1) by any Governmental Authority, including but not limited to the FTC and any state attorneys general, alleging any material violation of any Person’s rights under any such Consumer Protection Laws, or (2) by any other Person alleging any violation of any Person’s rights under any such Consumer Protection Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are under investigation by any Governmental Authority for a violation of any applicable Consumer Protection Laws, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries (whether by a Governmental Authority or any other Person) relating to compliance with applicable Consumer Protection Laws by the Company, any of its Subsidiaries, or any third parties acting on its behalf.

3.12 Contracts.

(a) Material Contracts. Section 3.12(a) of the Company Disclosure Schedule is a true and complete list of all of the following Contracts to which the Company or its Subsidiaries is a party or by which they are bound (together with any amendment or modification thereto, the “Company Material Contracts”):

(i) Contracts evidencing any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries;

(ii) all Company Real Property Leases and Occupancy Agreements;

(iii) all Company Employment Contracts;

(iv) all Company IP Agreements;

(v) Contracts with any Material Customers;

(vi) Contracts with any Material Supplier;

(vii) Contracts relating to any product manufactured by the Company or any of its Subsidiaries;

(viii) leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments more than $250,000 per annum;

(ix) Contracts relating to any Proceeding involving the Company or any of its Subsidiaries (A) entered into at any time during the last three (3) years that involve any payment in excess of $100,000 or that primarily involve any non-monetary rights or obligations or (B) under which material obligations binding the Company or its Subsidiaries remain outstanding;

(x) Contracts relating to the acquisition or disposition of any Equity Securities or any business, business segment, division, product line, material assets, material properties or Person (whether by merger, consolidation or other business combination, sale or purchase of securities, sale or purchase of assets or otherwise but excluding the acquisition or sale of inventory in the ordinary course of business consistent with past practice) entered into at any time during the last three (3) years or under which obligations binding the Company or its Subsidiaries remain outstanding;

(xi) Contracts limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, including any non-competition, non-solicit or other restrictive covenant agreement;

(xii) Contracts (A) providing for exclusivity, preferred treatment or any similar requirement, (B) containing a “requirements” obligation requiring Company or any of its Subsidiaries to purchase a designated portion of any type of material, product or other supplies, (C) with a “most favored nations” clause or other similar provision, or (D) with take-or-pay obligations;

(xiii) Contracts involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by either Company with any other Person;

(xiv) Contracts, mortgages, indentures, notes, bonds or other agreements for or relating to the incurrence or existence of Indebtedness, or the making of any loans to another Person or granting of Liens, other than Permitted Liens, on any property or asset of the Company or any of its Subsidiaries;

(xv) Contracts, bonds or agreements of guarantee in which the Company or any of its Subsidiary acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person, other than any such guarantees of the obligations of the Company or any of its Subsidiary;

(xvi) Contracts under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees;

(xvii) Contracts containing restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(xviii) any subscription, redemption or purchase agreements or other Contracts affecting or relating to the Equity Securities of the Company or any of its Subsidiaries, including, without limitation, any Contract with any equityholder of the Company or its Subsidiaries which includes registration rights, voting arrangements, operating covenants or similar provisions;

(xix) Contracts with Governmental Authorities;

(xx) each power of attorney granted by the Company or any of its Subsidiaries that is currently effective and outstanding;

(xxi) each collective bargaining agreement or other Contract with any labor union, labor organization or similar Person;

(xxii) pension, retirement, profit sharing, stock option, stock appreciation, stock purchase, deferred compensation, severance, retention bonuses, sale bonuses, equity incentive plans or other plans or arrangements for or with any Relevant Service Provider;

(xxiii) Contracts to which the Company or any of its Subsidiaries is a party with an Affiliate of the Company or any of its Subsidiaries, Seller or any Related Party; and

(xxiv) any Contract not otherwise listed above involving payments, or reasonably anticipated payments, to or from the Company or any of its Subsidiaries in excess of $1,000,000 per annum.

(b) Status of Material Contracts. A true, correct and complete copy of each written Company Material Contract and all amendments or other modifications thereto has been made available to Parent, and a true and complete summary of all material terms of each oral Company Material Contract is set forth on Section 3.12(b)of the Company Disclosure Schedule. All Company Material Contracts (a) are legal, valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries as applicable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles) and (b) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the Contemplated Transactions. As to each Company Material Contract, the Company or the applicable Subsidiary of the Company, and, to the Knowledge of the Company, the other parties to such Company Material Contract, have fulfilled and performed in all material respects its obligations under such Company Material Contract and there does not exist thereunder any material breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Company Material Contract and no event has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute such a breach or default. No notice has been received by the Company or any of its Subsidiaries of any default under or termination or threatened termination to any Company Material Contract or request to amend the terms of such Contract in a manner materially adverse to the Company or the applicable Subsidiary of the Company that is a party thereto.

3.13 Compliance with Laws.

(a) The Company and its Subsidiaries are and, during the last three (3) years, have been in material compliance with all Laws that are applicable to them or the conduct or operation of their business or the ownership or use of any of their assets. During the last three (3) years, neither the Company nor any of its Subsidiaries has been charged by a Governmental Authority with a material violation of any Law and no notice has been received by the Company or any of its Subsidiaries alleging a material violation of or liability or potential responsibility under any Law. The Company and each Subsidiary of the Company owns, holds or possesses all permits, licenses, franchises, privileges, immunities, orders, approvals and other authorizations from Governmental Authorities that are used or necessary to entitle the Company and the Subsidiaries of the Company to own or lease, operate and use their assets and to carry on and conduct their business substantially as currently conducted (collectively, the “Company Permits”), except where the failure to own, hold or possess such Company Permits would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole. Section 3.13(a) of the Company Disclosure Schedule lists each material Company Permit. The Company or the applicable Subsidiary of the Company possesses all right, title and interest in and to, and has fulfilled and performed its obligations in all respects under, each of the material Company Permits, and each of the material Company Permits is valid, binding and in full force and effect. No event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any terms, conditions or provisions of any material Company Permit, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole. During the last five (5) years, the Company, its Subsidiaries, and their respective directors, officers, employees, and, to the Knowledge of the Company, agents, and any person acting for, at the direction of, or on behalf of the Company or any of its Subsidiaries have complied in all material respects with all applicable import and export controls, anti-money laundering Laws and economic sanctions Laws of the United States, the United Nations Security Council, and any other applicable jurisdiction.

(b) During the last five (5) years, neither the Company, nor any of its Subsidiaries, nor any director, officer, or employee of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any agent or any person acting for, at the direction, or on behalf of the Company or any of its Subsidiaries has directly or indirectly violated any applicable Law, rule or regulation of any Governmental Authority (including the Foreign Corrupt Practices Act of 1977, as amended) related to any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company nor any of its Subsidiaries, nor any of their directors, officers or employees, nor, to the Knowledge of the Company, any agent or any person acting for, at the direction, or on behalf of any of them (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including the U.S. Department of the Treasury, Office of Foreign

Assets Control’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List or Entity List, the Debarred List maintained by the U.S. Department of State, or the List of Excluded Individuals and Entities maintained by the Office of Inspector General of the U.S. Department of Health and Human Services, (ii) has made, paid or received any unlawful bribes, kickbacks or other similar payments, or (iii) has made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate.

3.14 Environmental Matters.

(a) The Company and its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance that has been fully and finally resolved with no further action required.

(b) The Company and its Subsidiaries have obtained, possess and filed timely application to renew all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are and for the past three (3) years have been in compliance in all material respects with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that has been fully and finally resolved with no further action required.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any Proceeding alleging liability under any Environmental Law, material Environmental Claims or material environmental notices of violation (including any investigatory, corrective or remedial obligation) in the last three (3) years or, except for such Proceedings, Environmental Claims or notices of violation prior to such time that have been fully and finally resolved with no further action required.

(d) (i) Except as would not reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liability or obligation pursuant to Environmental Law, there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries at any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of Environmental Law or that requires investigation or remediation pursuant to Environmental Law; (ii) there has been no Release of Hazardous Materials by any other Person at any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any other location to which Hazardous Materials generated by or on behalf of the Company or any of its Subsidiaries have come to be located, that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liability or obligation pursuant to Environmental Law; and (iii) except as would not reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liability or obligation pursuant to Environmental Law, neither the Company nor any of its Subsidiaries has exposed any Person to Hazardous Materials in violation of Environmental Law or in an amount or manner that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any liability or obligation pursuant to Environmental Law.

(e) Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has assumed by Contract or operation of Law the liability of any other Person pursuant to Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any Orders or consent or settlement agreements pursuant to Environmental Laws.

(f) The Seller and the Company have provided to Parent copies of any and all material documents in their possession, custody or control related to Environmental Matters, including without limitation all Environmental Permits, and material environmental reports, audits, sampling data, site assessments, risk assessments, and risk assessments.

3.15 Litigation. Except as set forth on Section 3.15 of the Company Disclosure Schedule, there are no, and in the last three (3) years there have been no, Proceedings pending or threatened in writing or, to the Knowledge of the Company, threatened orally, involving the Company or any of its Subsidiaries or their respective properties or business, at Law or in equity or before any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any Order, and no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting the Company, its Subsidiaries or their business, operations or assets.

3.16 Personnel Matters.

(a) True, accurate, and complete lists of all of the employees of the Company and its Subsidiaries (individually and collectively, “Company Personnel”), and their positions, work locations, hire dates, whether part time or full time, whether actively at work or on a leave of absence, statuses as exempt or nonexempt under applicable Laws, current annual base salaries or hourly wage rates (as applicable), bonuses paid for the calendar year 2023, bonus opportunities for the calendar year 2024, and whether eligible for commission opportunities for the calendar year 2024 are included in Section 3.16(a) of the Company Disclosure Schedule.

(b) There are no claims, disputes, actions, grievances, lawsuits, governmental audits or investigations, disciplinary actions or Proceedings pending or, to the Knowledge of the Company, threatened by, between or relating to the Company or any of its Subsidiaries and any Company Personnel, or otherwise relating to or arising under any laws governing labor, employment or employment practices.

(c) The currently effective written employee policies and manuals of the Company and its Subsidiaries are listed in Section 3.16(b) of the Company Disclosure Schedule, and true and complete copies of all such written employee policies and manuals have been made available to Parent.

(d) Section 3.16(d) of the Company Disclosure Schedule is a true and complete list of all written employment Contracts to which the Company or any of its Subsidiaries is a party with employees who receive, or are expected to receive, aggregate annualized compensation in excess of $100,000 (the “Company Employment Contracts”).

3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries (i) is a party to or otherwise bound by any collective bargaining agreements or other Contracts with any labor organization or union or other employee representative organization (and no such agreement is currently being requested by, or is under discussion by management with, any such union or labor organization, employee or others) or (ii) is obligated by, or subject to, any order of or settlement agreement or consent decree or other Contract with the National Labor Relations Board, the U.S. Department of Labor, the U.S. Equal Employment Opportunity Commission, or other similar Governmental Authority, board or administration, or any unfair labor practice decision.

(b) Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened unfair labor practice charge, complaint or Proceeding, or any grievance arbitration or Proceeding with respect to claims by or on behalf of, or obligations of, any employee or group of employees or representative of any employees (including any labor union or organization). Neither the Company nor any of its Subsidiaries has received any notice that any election petition, demand for recognition or labor representation request is or has been pending or threatened with respect to any employees of the Company or any of its Subsidiaries. No strike, lockout, slowdown, work stoppage or labor dispute is or has been pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, no labor union, labor organization, group of employees or other employee representative organization is or has engaged in or threatened any organizing activity against, or with respect to any employees of, the Company or any of its Subsidiaries. None of the employees of the Company or any of its Subsidiaries are represented by a labor union, labor organization, group of employees or other employee representative organization.

(c) Each of the Company and its Subsidiaries is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all Laws concerning the terms and conditions of employment, wages and hours, meal and rest breaks, overtime, fair employment practices, equal employment opportunity, employment discrimination, sexual or other harassment, training (including sexual harassment training), work-place safety and health, immigration, the proper classification and treatment of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Laws, the proper classification and treatment of any independent contractor who has in the past or currently provides services to the Company or any Subsidiary, pay statements, reimbursements, record-keeping, paid time off, employee privacy, drug testing, background checks, hirings, terminations, COVID-19, restrictive covenants, unemployment insurance, workers’ compensation, notices, retaliation, plant closings or mass layoffs, and leaves of absence (including paid sick and safe leave and leave relating to COVID-19). The Company and each of its Subsidiaries has properly completed and retained a Form I-9 for each current and former employee. All amounts due or owing for all salary, wages, bonuses, commissions, vacation with pay, sick days, paid time off, reimbursements, fees, compensation, and benefits under the Company Plans or otherwise have either been paid or, if not yet due, are accurately reflected in the books and records of the Company.

(d) No employee of the Company or any of its Subsidiaries has any agreement as to length of notice or severance payment required to terminate his or her employment, and each employee of the Company or any of its Subsidiaries is employed at will and may be terminated at any time for any reason. No officer or key employee of the Company or any of its Subsidiaries has submitted his or her resignation or, to the Knowledge of the Company, intends to resign within the twelve (12) months following the Closing Date.

(e) No allegations of sexual or other harassment have been made against any employee, director, officer, member, manager, contractor, or other service provider of the Company or any of its Subsidiaries (in their respective capacities as such or, to the Knowledge of the Company, in any other capacity), and neither the Company nor any of its Subsidiaries has entered into any settlement, consent decree or other Contract resolving such allegations. The Company and its Subsidiaries have promptly, thoroughly, and impartially investigated all sexual or other harassment allegations of, or against, any employee, director, officer, member, manager, contractor, or other service provider and, with respect to each such allegation with potential merit, have taken prompt remedial action that is reasonably calculated to prevent further harassment. The Company and its Subsidiaries do provide and have provided sexual harassment training in accordance with applicable Law.

(f) To the Knowledge of the Company, the activities of the employees of the Company or its Subsidiaries do not conflict with or constitute a breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant agreement, or other Contract under which any such employee is obligated or bound, and neither the Company nor any of its Subsidiaries has received any written allegation to the contrary.

3.18 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule lists (i) each employee benefit plan (as defined in Section 3(3) of ERISA), and (ii) each other bonus, stock option, stock purchase, restricted stock, restricted unit, profits interest, stock appreciation rights, phantom equity, other equity or equity-based, profit sharing, incentive, compensation, deferred compensation, retirement, pension, severance, retention, change in control, transaction bonus, employment, consulting, health, medical, dental, vision, disability, insurance, welfare, life insurance, retiree medical, retiree health or welfare, salary continuation, savings, paid time off, vacation, death benefit and fringe benefit or other similar plan, program, agreement or arrangement, in each case, whether written or unwritten, funded or unfunded, whether or not subject to ERISA, that is maintained or contributed to, or required to be contributed to, by Seller, the Company, or any Subsidiary of the Company for the benefit of any Relevant Service Provider or any of their respective beneficiaries or dependents, or with respect to which Seller, the Company or any of its Subsidiaries has any actual or contingent liability (each, a “Company Plan”).

(b) As applicable with respect to each Company Plan, the Company has provided to Parent true and complete copies of: (i) the Company Plan documents and all amendments thereto (or, in the case of an unwritten plan, a written description thereof), (ii) all material funding and administrative documents, including trust agreements, insurance contracts, custodial agreements and investment manager agreements, (iii) the latest favorable determination, opinion or advisory letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Company Plan covered by Section 401(a) of the Code, (iv) the three most recently filed annual reports (i.e., Form 5500 and all schedules thereto), (v) nondiscrimination testing results (or safe harbor notices) for the last three completed plan years; (vi) each summary plan description and each summary of material modification regarding the terms and provisions thereof, if applicable, (vii) the most recent actuarial report, and (viii) all material correspondence concerning IRS or Department of Labor audits or investigations or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Company Plan has been established, maintained, operated and administered in compliance in all material respects with its terms, all applicable Laws (including ERISA and the Code), and any collective bargaining or other agreement entered into with a union or labor organization.

(d) Neither Seller, the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates currently sponsors, maintains or contributes to, is required to sponsor, maintain or contribute to, or has any liability (whether actual or contingent) with respect to, or has in the last six (6) years sponsored, maintained, contributed to or has been required to sponsor, maintain or contribute to, any (i) multiemployer plan, as defined in Section 3(37) of ERISA, (ii) employee benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, (iii) multiple employer plan, as defined in Section 413 of the Code, or (iv) multiple employer welfare arrangement, as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA that has not been satisfied in full.

(e) Each Company Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS with respect to its qualified status (or with respect to a prototype plan, the plan may rely on an opinion letter from the IRS to the prototype plan sponsor), and, to the Knowledge of the Company, no event or circumstance has occurred that could adversely affect such qualified status.

(f) All contributions required to be made with respect to any Company Plan by applicable Law, any Company Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Company Plan, have been timely made or, if not yet due, properly accrued by the Company or the applicable Subsidiary of the Company.

(g) There are no pending or, to the Knowledge of the Company, threatened audits or Proceedings involving any Company Plan (other than non-material routine claims for benefits by individuals in the ordinary course of operating the Company Plans) or any fiduciary thereof or service provider thereto.

(h) Each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, does and has at all times complied in both form and operation with the requirements of Section 409A of the Code in all material respects so that no amount paid pursuant to any such Company Plan is subject to Tax under Section 409A of the Code. No Relevant Service Provider is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(i) No Company Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor any Subsidiary of the Company has made a written or oral representation promising the same.

(j) Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment becoming due to any Relevant Service Provider thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan, (iv) require any contribution or payment to fund any obligation under any Company Plan or (v) limit the right to merge, amend, modify or terminate any Company Plan.

(k) Neither the execution of, nor the consummation of the transactions contemplated by this Agreement, either alone or when combined with the occurrence of any other event, will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit (whether in cash or property or the vesting of property) that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(l) Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction which would subject any Company Plan, the Company or any Subsidiary of the Company or Merger Sub or Merger Sub 2 or Parent to a material Tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(m) In all material respects, the Company and each Subsidiary of the Company is in compliance with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Plan.

(n) The Company and each Subsidiary of the Company has, for purposes of each Company Plan and for all other purposes, correctly classified all individuals performing services for the Company or any of its Subsidiaries as common law employees, leased employees or independent contractors, as applicable.

3.19 Taxes and Tax Matters.

(a) All income Tax Returns and all other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid (or caused to be paid) all income and other material Taxes that are due and payable (whether or not shown on any such Tax Return).

(b) There is no material action, suit, Proceeding, audit, investigation or claim currently pending or, to the Knowledge of the Company, threatened in writing in respect of any Taxes for which the Company or any of its Subsidiaries is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company nor any of its Subsidiaries is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (other than customary commercial Contracts not primarily related to Taxes).

(d) The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(e) The Company and each of its Subsidiaries has (i) properly collected and remitted (in all material respects) all sales, use, value added, goods and services, harmonized sales, and similar Taxes with respect to sales made or services provided to its customers, or with respect to purchases of goods or services from its vendors and other third parties, and (ii) for all sales or services that are exempt from sales, use, value added, goods and services, harmonized sales, or similar Taxes that were made without charging or remitting any such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(f) There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries or any other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of extending the due date of a Tax Return in the ordinary course of business), which waiver or extension is still in effect.

(h) No unresolved written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such Company, Subsidiary is or may be subject to taxation by that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return or (ii) has incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law).

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(k) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) Neither the Company nor any of its Subsidiaries will, following the Closing, have any material liability for Taxes as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of Law in any jurisdiction) executed on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (D) any intercompany transaction or any excess loss account described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or non-U.S. Tax Law), or (E) adjustment pursuant to section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local, or non-U.S. Tax Law by reason of any change in accounting methods on or prior to the Closing Date.

(m) Neither the Company nor any of its Subsidiaries (i) has requested or received any Tax ruling or clearance from any Taxing Authority, or (ii) granted any power of attorney with respect to Taxes, in each case that would have a continuing effect after the Closing Date.

(n) The unpaid Taxes of the Company (i) did not as of the date of the Current Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Current Balance Sheet, and (ii) will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns and preparing its financial statements.

(o) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code.

(p) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

(q) The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(r) Seller is taxed as a partnership for federal (within the meaning of Treasury Regulations Section 301.7701-2(c)(2)) and state and local income tax purposes (where the applicable state or local jurisdiction conforms with the Treasury Regulations as to classification of entities).

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a list of all policies or binders of insurance maintained, owned or held by or on behalf of the Company or any Subsidiary of the Company (collectively, the “Insurance Contracts”), including the aggregate limits of such insurance (if specified) and estimated annual premiums with respect thereto. Each of the Company and its Subsidiaries maintains general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation and other types of insurance comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. The Insurance Contracts are valid and binding in accordance with their terms and are in full force and effect and all premiums due and payable thereon have been paid in full. The Company or the applicable Subsidiary of the Company is not in default in any material respect with respect to any Insurance Contract nor has the Company or the applicable Subsidiary of the Company failed to give any required notice of any material claim under any such Insurance Contract in due and timely fashion. None of the Company or any Subsidiary of the Company has received (a) a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of any insurance policy, (b) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any insurance policy, (c) any notice that any issuer of an insurance policy or binder has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (d) any other indication that any insurance policy may no longer be in full force or effect. Since the Current Balance Sheet Date, neither the Company nor any Subsidiary of the Company has been refused any insurance nor has its coverage been reduced.

3.21 Assets.

(a) The Company or the applicable Subsidiary of the Company has good, clear and marketable title to all personal, tangible property and intangible property and assets they purport to own or possess (whether pursuant to a lease, license or otherwise) (the “Assets”), including those reflected on the Current Balance Sheet as being owned, and all of the Assets thereafter acquired by the Company or any Subsidiary of the Company (except to the extent that such Assets have been disposed of after the Current Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens. There are no Assets or rights used in the operation of the business of the Company and the Subsidiaries of the Company and owned (or to the Knowledge of the Company, purported to be owned) by any Person other than the Company and the Subsidiaries of the Company that are not currently leased or licensed to the Company or any of the Subsidiaries of the Company under valid, current lease or license arrangements.

(b) The physical Assets are in good and serviceable operating condition and repair (subject to normal wear and tear and replacement in accordance with past practice) and are generally suitable for the uses for which intended. The Assets constitute all the properties, assets and rights which are necessary to conduct the business of the Company and its Subsidiaries after the Closing as currently conducted. During the past three (3) years there has not been any significant interruption of the operations of the business of the Company and the Company’s Subsidiaries due to inadequate maintenance of the Company’s or any of the Company’s Subsidiaries’ Assets or otherwise.

3.22 Related Party Transactions. Section 3.22 of the Company Disclosure Schedule sets forth all Contracts (other than Company Employment Contracts) between the Company or any of its Subsidiaries, on the one hand, and any (a) Related Party or (b) Person in which any director, officer or employee of the Company has a material economic interest (except for the ownership of less than 5% of the outstanding common stock of a publicly-traded corporation), on the other hand. No Related Party has any material interest in any property used by the Company or its Subsidiaries.

3.23 No Brokers. None of the Company or any of its Subsidiaries has employed or retained any broker, finder or agent to act on their behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.24 Material Suppliers. Section 3.24 of the Company Disclosure Schedules sets forth the top twenty (20) suppliers of the Company and its Subsidiaries based on the total paid consideration to each such supplier for goods or services rendered for the year ended December 31, 2023 (collectively, the “Material Suppliers”) and the corresponding amount of such total paid consideration. All Material Suppliers continue to be suppliers of the Company or the applicable Subsidiary of the Company. Since December 31, 2022, no Material Supplier has materially reduced its business with the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received any indication that any of the Material Suppliers has ceased, or intends to cease or materially change the terms (whether related to payment, price or otherwise), to supply goods or services to the Company or the applicable Subsidiary of the Company or to otherwise terminate or materially reduce its relationship with the Company or the applicable Subsidiary of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.25 Material Customers. Section 3.25 of the Company Disclosure Schedules sets forth the top twenty (20) customers of the Company and its Subsidiaries based on the total revenue received from each customer for goods or services rendered for the year ended December 31, 2023 (collectively, the “Material Customers”) and the corresponding amount of such total received revenue. All Material Customers continue to be customers of the Company or the applicable Subsidiary of the Company. Since December 31, 2022, no Material Customer has materially reduced its business with the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received any indication that any of the Material Customers has ceased, or intends to cease or materially change the terms (whether related to payment, price or otherwise), to supply goods or services to the Company or the applicable Subsidiary of the Company or to otherwise terminate or materially reduce its relationship with the Company or the applicable Subsidiary of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.26 Product Liability. Neither the Company, any of its Subsidiaries or any other Person has, except as set forth on Schedule 3.26, made any express warranties to third parties with respect to any products of the Company or its Subsidiaries during the past three (3) years. There have been no voluntary or mandatory product recalls by the Company or any of its Subsidiaries and there are no, and during the past three (3) years there have never been any, design, manufacturing or other defects, latent or otherwise, with respect to any such products (other than ordinary course warranty claims not in excess of $10,000 individually or $100,000 in any annual period). Except as set forth on Schedule 3.26, there are no and during the past three (3) years there have not been any disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly caused by, any product purchased, manufactured or sold by the Company or any of its Subsidiaries. Except as set forth on Schedule 3.26, during the past three (3) years, neither the Company nor any of its Subsidiaries has incurred any expense (whether or not covered by insurance) with respect to breach or alleged breach of warranty or for “goodwill” warranty or similar expenses relating to products or services incurred (whether or not incurred due to an actual breach of warranty).

3.27 Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, other than those representations and warranties expressly made by the Company or Seller in this Agreement or the Ancillary Agreements, as applicable, neither the Company, Seller nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to Merger Sub, Merger Sub 2, Parent or any other Person any representation or warranty, express or implied, and the assets and business of the Company and its Subsidiaries shall be deemed to be “as is, where is” on the Closing Date and in their then present condition. Without limiting the generality of the foregoing and except for those representations and warranties as expressly made by the Company or Seller in this Agreement or the Ancillary Agreements, no representation or warranty has been made or is being made herein to Merger Sub, Merger Sub 2, Parent or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available, to Parent, Merger Sub, Merger Sub 2 or any other Person, (ii) with respect to any other information or documents made available at any time to Merger Sub, Merger Sub 2, Parent or any other Person, or (iii) with respect to the merchantability, suitability, fitness for a particular purpose, or quality, with respect to any of the tangible assets of the Company or its Subsidiaries, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.

3.28 No Inducement or Reliance. The Company has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Merger Sub, Merger Sub 2 or Parent (or their respective Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in this Agreement or the Ancillary Agreements, whether or not any such representations or warranties were made in writing or orally. For the avoidance of doubt, the Company acknowledges and agrees that neither Merger Sub, Merger Sub 2 nor Parent, nor their respective Affiliates, officers, directors, employees, agents or representatives, shall have any liability under this Agreement with respect to any information concerning Merger Sub, Merger Sub 2, Parent or any Subsidiary of Merger Sub, Merger Sub 2 or Parent not expressly represented and warranted to in this Agreement or the Ancillary Agreements, including, but only to the extent not also expressly represented and warranted to in this Agreement or the Ancillary Agreements, (a) any information regarding Merger Sub, Merger Sub 2, Parent or any Subsidiary of Merger Sub, Merger Sub 2 or Parent provided at any management presentation related to the Contemplated Transactions, (b) any information communicated by or made available through the data room process, or (c) any financial projection or forecast relating to Merger Sub, Merger Sub 2 or Parent or any Subsidiary of Merger Sub, Merger Sub 2 or Parent. Notwithstanding anything to the contrary herein, nothing in this Section 3.28 shall preclude the Company from asserting claims for Fraud against Merger Sub, Merger Sub 2 or Parent.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the corresponding sections of the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), Seller hereby represents and warrants to Merger Sub, Merger Sub 2 and Parent as follows:

4.1 Organization and Power. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full limited liability company power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which Seller is or will be a party and to consummate the Contemplated Transactions.

4.2 Authorization and Enforceability. The execution and delivery of this Agreement and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly and validly authorized by Seller and no other corporate or limited liability company proceedings on the part of Seller, its managers or its members (including, without limitation, any member vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Seller is or will be a party or the consummation of the Contemplated Transactions that are required to be performed by Seller. This Agreement and the Ancillary Agreements to which Seller is or will be a party have been duly authorized, executed and delivered by Seller and, assuming due execution and delivery of this Agreement by Merger Sub, Merger Sub 2 and Parent and such Ancillary Agreements by the other parties thereto, constitute valid and legally binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 Ownership. Seller has good and marketable title to, and is the record and beneficial owner of, all of the Company Common Stock, free and clear of any Lien (other than applicable state and federal securities Laws), and Seller has all requisite legal right, power and authority to transfer such Company Common Stock to Merger Sub. Upon the consummation of the Contemplated Transactions, Merger Sub will acquire good and valid title to the Company Common Stock, free and clear of all Liens (other than applicable state and federal securities Law). Seller is not a party to any option, warrant, call, pledge, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the transfer, sale or voting of any Equity Securities of the Company. Except for Merger Sub’s rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, preemptive or contractual) capable of becoming such for the purchase or acquisition from Seller of any of the Company Common Stock.

4.4 No Violation. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party, consummation of the Contemplated Transactions or other obligations that are required to be performed by Seller and compliance with the terms of this Agreement or the Ancillary Agreements will not result in the creation of, or require the creation of, any Lien upon any shares of Equity Securities, properties or assets of Seller or conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under (a) any provision of the organizational documents of Seller or (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, any Law applicable to Seller or the Company or by which the Company’s properties or assets are bound or affected, except, in the case of clause (b), to the extent that such conflict or violation in the aggregate with all other such conflicts or violations would not reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

4.5 Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Seller is or will be a party or the consummation by Seller of the Contemplated Transactions, other than those Governmental Consents listed in Section 4.5 of the Company Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not be reasonably expected to have a Company Material Adverse Effect or material and adverse effect on the ability of Seller to consummate the Contemplated Transactions. No Order prohibits Seller from consummating the transactions contemplated by this Agreement.

4.6 Investment Intent. Seller is acquiring the shares of Issued Parent Common Stock to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

4.7 Private Placement.

(a) Seller’s financial situation is such that Seller can afford to bear the economic risk of holding the Issued Parent Common Stock being purchased by Seller hereunder for an indefinite period of time, and Seller can afford to suffer the complete loss of Seller’s investment in the Issued Parent Common Stock.

(b) Seller’s knowledge and experience in financial and business matters are such that Seller is capable of evaluating the merits and risks of Seller’s investment in the Issued Parent Common Stock. Seller has extensive experience in the industry in which Parent and its Subsidiaries (including Merger Sub and Merger Sub 2) conduct their business, and has acquired unique and specialized knowledge of the related business affairs, policies, methods, personnel and problems of such industry and Parent and its Subsidiaries (including Merger Sub and Merger Sub 2), and Seller is basing its decision to invest in Parent on that familiarity and the express representations, warranties and Agreements contained in this Agreement, and not on any other representation, warranty, covenant or covenant, express or implied, that Parent or Merger Sub, Merger Sub 2 or any other Person has made or failed to make.

(c) Seller understands that the Issued Parent Common Stock acquired hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment therein, that, pursuant to the Stockholder Agreement and applicable securities Law, there will be substantial restrictions on the transferability of the Issued Parent Common Stock and that, accordingly, it may not be possible for Seller to sell or pledge the Issued Parent Common Stock, or any interest in the Issued Parent Common Stock, in case of emergency or otherwise, other than in accordance with the terms of the Stockholder Agreement and applicable securities Law.

(d) Seller and Seller’s representatives, including, to the extent Seller deems appropriate, Seller’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with Seller’s investment in the Issued Parent Common Stock, and Seller understands and is aware of the risks related to such investment.

(e) Seller is an “accredited investor” as such term is defined in Regulation D.

4.8 Investigation. Seller is knowledgeable about the industry in which Parent and its respective Subsidiaries operate and the Laws applicable to the businesses and operations of Parent and its Subsidiaries, and is experienced in the acquisition and management of businesses. Seller has been afforded reasonable access to the books and records, facilities and personnel of Parent and its Subsidiaries for purposes of conducting a due diligence investigation of Parent and its Subsidiaries. Seller has conducted a reasonable due diligence investigation of Parent and its Subsidiaries.

4.9 No Brokers. Seller has not employed or retained any broker, finder or agent to act on its behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.10 Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, other than those expressly representations and warranties made by the Company or Seller in this Agreement or the Ancillary Agreements, as applicable, neither the Company, Seller nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to Merger Sub, Merger Sub 2, Parent or any other Person any representation or warranty, express or implied, and the assets and business of the Company and its Subsidiaries shall be deemed to be “as is, where is” on the Closing Date and in their then present condition. Without limiting the generality of the foregoing and except for those representations and warranties expressly made by the Company or Seller in this Agreement or the Ancillary Agreements, no representation or warranty has been made or is being made herein to Merger Sub, Merger Sub 2, Parent or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available, to Parent, Merger Sub, Merger Sub 2, or any other Person, (ii) with respect to any other information or documents made available at any time to Merger Sub, Merger Sub 2, Parent or any other Person, or (iii) with respect to the merchantability, suitability, fitness for a particular purpose, or quality, with respect to any of the tangible assets of the Company or its Subsidiaries, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.

4.11 No Inducement or Reliance; Independent Assessment.

(a) Seller has not been induced by and has not relied upon any representations or warranties whether express or implied, made by Merger Sub, Merger Sub 2, or Parent (or their respective Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in this Agreement or the Ancillary Agreements, whether or not any such representations or warranties were made in writing or orally.

(b) Except for those representations and warranties expressly made by Merger Sub, Merger Sub 2, or Parent in this Agreement or the Ancillary Agreements, Seller acknowledges that none of Merger Sub, Merger Sub 2, Parent, their respective Subsidiaries, or their respective Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of Parent or any of its Subsidiaries or their respective profitability for Seller, or with respect to any forecasts, projections or business plans made available to Seller (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Seller’s review of Parent and its Subsidiaries. Notwithstanding anything to the contrary herein, nothing in this Section 4.11 shall preclude Seller from asserting claims for Fraud against Merger Sub, Merger Sub 2, or Parent. For the avoidance of doubt, Seller acknowledges and agrees that neither Merger Sub, Merger Sub 2, nor Parent, nor their respective Affiliates, officers, directors, employees, agents or representatives, shall have any liability under this Agreement with respect to any information concerning Merger Sub, Merger Sub 2, Parent or any Subsidiary of Merger Sub, Merger Sub 2, or Parent not expressly represented and warranted to in this Agreement or the Ancillary Agreements, including, but only to the extent not also expressly represented and warranted to in this Agreement or the Ancillary Agreements, (a) any information regarding Merger Sub, Merger Sub 2, Parent or any Subsidiary of Merger Sub, Merger Sub 2, or Parent provided at any management presentation related to the Contemplated Transactions or (b) any information communicated by or made available through the data room process.

ARTICLE V

Representations and Warranties of Merger Sub, Merger Sub 2 and Parent

Except (a) as disclosed in the Parent SEC Documents at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding sections of Merger Sub Disclosure Schedule or Merger Sub 2 Disclosure Schedule (it being agreed that any matter disclosed in Merger Sub Disclosure Schedule or Merger Sub 2 Disclosure Schedule, as applicable, with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), Merger Sub, Merger Sub 2 and Parent hereby represents and warrants to Seller as follows:

5.1 Organization and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Merger Sub, Merger Sub 2 and Parent has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which Merger Sub, Merger Sub 2 or Parent is a party and to consummate the Contemplated Transactions and to perform all of their respective obligations under each material Contract by which it is bound. Parent, Merger Sub, Merger Sub 2 and each of their respective Subsidiaries are duly licensed or qualified to do business and are in good standing in the jurisdictions where the nature of the property owned or leased by Parent, Merger Sub, Merger Sub 2 or their respective Subsidiaries or the nature of the business conducted makes such qualification necessary, except where failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Each Charter Document of Parent, Merger Sub, Merger Sub 2 and their respective Subsidiaries is in full force and effect and Parent, Merger Sub, Merger Sub 2 and their respective Subsidiaries are not in material violation of their respective Charter Documents.

5.2 Authorization and Enforceability. The execution and delivery of this Agreement and the performance by each of Merger Sub, Merger Sub 2 and Parent of the Contemplated Transactions that are required to be performed by Merger Sub, Merger Sub 2 and Parent (as applicable) have been duly and validly authorized by all corporate actions and proceedings on behalf of Merger Sub, Merger Sub 2 and Parent and no other corporate proceedings on the part of Merger Sub, Merger Sub 2 or Parent, their respective board of directors (or similar governing body) or their respective equityholders (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Merger Sub, Merger Sub 2 or Parent is or will be a party or the consummation of the Contemplated Transactions that are required to be performed by Merger Sub, Merger Sub 2 and Parent. This Agreement and the Ancillary Agreements to which Merger Sub, Merger Sub 2 or Parent is a party have been duly authorized, executed and delivered by Merger Sub, Merger Sub 2 and Parent and, assuming due execution and delivery of this Agreement by Seller and the Company and such Ancillary Agreements by the other parties thereto, constitute valid and legally binding agreements of Merger Sub, Merger Sub 2 and Parent (as applicable), enforceable against Merger Sub, Merger Sub 2 and Parent (as applicable) in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3 No Violation. The execution, delivery and performance by Merger Sub, Merger Sub 2 and Parent of this Agreement and the Ancillary Agreements to which Merger Sub or Parent is or will be a party, consummation of the Contemplated Transactions or other obligations that are required to be performed by Merger Sub, Merger Sub 2 and Parent and compliance with the terms of this Agreement or the Ancillary Agreements will not result in the creation of, or require the creation of, any Lien upon any shares of capital stock, properties or assets of Merger Sub, Merger Sub 2 or Parent, including the Issued Parent Common Stock (other than restrictions under applicable state and federal securities Laws), or conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the certificate of incorporation, bylaws or other similar organizational documents of Merger Sub, Merger Sub 2 or Parent or (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, any Law applicable to Merger Sub, Merger Sub 2 or Parent or by which their respective properties or assets are bound or affected, except, in the case of clause (b), to the extent that such conflict or violation in the aggregate with all other such conflicts or violations would not reasonably be expected to prevent or materially delay the ability of Merger Sub, Merger Sub 2 or Parent to consummate the Contemplated Transactions.

5.4 Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by Merger Sub, Merger Sub 2 or Parent in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Merger Sub, Merger Sub 2 or Parent is a party or the consummation by Merger Sub, Merger Sub 2 or Parent of the Contemplated Transactions, and except for those for which the failure to obtain such Governmental Consents would not be reasonably expected to have a material and adverse effect on the ability of Merger Sub, Merger Sub 2 or Parent to consummate the Contemplated Transactions. No Law or Order prohibits Merger Sub, Merger Sub 2 or Parent from consummating the transactions contemplated by this Agreement.

5.5 No Brokers. Other than Jefferies LLC, none of Parent, Merger Sub, Merger Sub 2 or any of their respective Subsidiaries has employed or retained any broker, finder or agent to act on its behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.6 Capital Structure.

(a) Capital Stock. As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 25,000,000 shares of Parent common stock, par value $0.001 per share (“Parent Common Stock”); and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of Parent (the “Parent Preferred Stock”). As of March 12, 2024: (A) 17,604,339 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock are issued and outstanding or held by Parent in its treasury; and no additional shares of Parent Common Stock or shares of Parent Preferred Stock have been issued other than the issuance of shares of Parent Common Stock upon the exercise or settlement of Parent Equity Awards. All of the outstanding shares of capital stock of Parent are, and all shares of Issued Parent Common Stock which may be issued as contemplated or permitted by this Agreement, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. As of the date of this Agreement, no Subsidiary of Parent owns any shares of Parent Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 1,071,526 shares of Parent Common Stock are available for future issuance under the Parent Stock Plans. As of the date of this Agreement, Parent has outstanding: (i) awards of Parent Stock Options in respect of 977,402 shares of Parent Common Stock, (ii) awards of Parent RSUs in respect of 740,791 shares of Parent Common Stock, and (iii) awards of Parent PSUs in respect of 325,334 shares of Parent Common Stock, determined based on achievement of maximum performance goals. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Other than the Parent Equity Awards, as of the date of this Agreement, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent or (B) options, warrants, calls, rights, puts or other agreements or commitments of any character, written or oral, to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent. All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Other than the Parent Stock Plans and the Parent Equity Awards, as of the date of this Agreement, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Equity Securities of Parent or any of its Subsidiaries. Other than the Stockholders Agreement, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect any Parent Common Stock.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries (collectively, “Parent Voting Debt”) are issued or outstanding.

5.7 SEC Filings

(a) SEC Filings. Since January 1, 2020, Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Parent SEC Documents”). True, correct, and complete copies of all Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents on the date it was filed. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date of this Agreement is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

5.8 Investigation. Each of Merger Sub, Merger Sub 2 and Parent are knowledgeable about the industry in which the Company and its Subsidiaries operate and the Laws applicable to the businesses and operations of the Company and its Subsidiaries, and is experienced in the acquisition and management of businesses. Each of Merger Sub, Merger Sub 2 and Parent have been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Each of Merger Sub, Merger Sub 2 and Parent has conducted a reasonable due diligence investigation of the Company and its Subsidiaries.

5.9 Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b) Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries.

5.10 No Inducement or Reliance; Independent Assessment.

(a) Neither Parent, Merger Sub nor Merger Sub 2 has been induced by and neither have relied upon any representations or warranties whether express or implied, made by the Company or Seller (or their respective Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in this Agreement or the Ancillary Agreements, whether or not any such representations or warranties were made in writing or orally. For the avoidance of doubt, Parent acknowledges and agrees that neither the Seller nor the Company, nor their respective Affiliates, officers, directors, employees, agents or representatives, shall have any liability under this Agreement with respect to any information concerning the Seller, the Company or the Subsidiaries of the Company not expressly represented and warranted to in this Agreement or the Ancillary Agreements, including, but only to the extent not also expressly represented and warranted to in this Agreement or the Ancillary Agreements, (a) any information regarding the Seller, the Company or the Subsidiaries of the Company provided at any management presentation related to the Contemplated Transactions, (b) any information communicated by or made available through the data room process, or (c) any financial projection or forecast relating to the Company or any of the Subsidiaries of the Company.

(b) Except for the representations and warranties expressly made by the Company or Seller in this Agreement or the Ancillary Agreements, each of Parent, Merger Sub and Merger Sub 2 acknowledges that none of the Company, the Subsidiaries of the Company, Seller or their respective Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability for Parent, Merger Sub or Merger Sub 2 or with respect to any forecasts, projections or business plans made available to Merger Sub, Merger Sub 2 or Parent (or their respective Affiliates, officers, directors, employees, agents or representatives) in connection with Merger Sub’s, Merger Sub 2’s and Parent’s review of the Company and its Subsidiaries. Notwithstanding anything to the contrary herein, nothing in this Section 5.10 shall preclude Parent, Merger Sub or Merger Sub 2 from asserting claims for Fraud against the Company or Seller.

5.11 Absence of Certain Changes or Events.

(a) Since the Applicable Date through the date of this Agreement, (i) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and (ii) there has not been or occurred any Parent Material Adverse Effect.

5.12 Taxes.

(a) Tax Returns and Payment of Taxes. Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Income and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns. All Income and other material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any Liability for a material amount of Taxes since the date of Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice. The unpaid Taxes of Parent (i) did not as of the date of the Current Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Current Balance Sheet, and (ii) will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns and preparing its financial statements.

(b) Withholding. Parent and each of its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee of Parent, creditor, customer, stockholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Sales and Use Taxes. Parent and each of its Subsidiaries has properly collected and remitted (in all material respects) all sales, use, value added, goods and services, harmonized sales, and similar Taxes with respect to sales made or services provided to its customers, or with respect to purchases of goods or services from its vendors and other third parties.

(d) Liens. There are no Liens for material Taxes upon the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to any material Tax in that jurisdiction.

(g) Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than any such group including only Parent or its Subsidiaries); (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, or by Contract (other than customary commercial Contracts not primarily related to Taxes); or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(k) Section 355. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(m) Permanent Establishment; USRPHC. Neither Parent nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized. Parent is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

5.13 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with, all Laws applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound except as would not reasonably be expected to result in a material Liability to Parent and its Subsidiaries, taken as a whole. Since the Applicable Date, to the Knowledge of Parent, no Governmental Authority has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Since the Applicable Date, neither Parent, nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer, or employee of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any agent or any person acting for, at the direction, or on behalf of Parent or any of its Subsidiaries has directly or indirectly violated any applicable Law, rule or regulation of any Governmental Authority (including the Foreign Corrupt Practices Act of 1977, as amended) related to any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services, except as would not reasonably be expected to result in a material Liability to Parent and its Subsidiaries, taken as a whole.

(c) None of Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent any of their directors, officers or employees, nor, to the Knowledge of Parent, any agent or any person acting for, at the direction, or on behalf of any of them (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including the U.S. Department of the Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List or Entity List, the Debarred List maintained by the U.S. Department of State, or the List of Excluded Individuals and Entities maintained by the Office of Inspector General of the U.S. Department of Health and Human Services, (ii) has made, paid or received any unlawful bribes, kickbacks or other similar payments, or (iii) has made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate.

(d) Permits. Parent and its Subsidiaries hold, to the extent necessary to own, lease and operate their respective properties or businesses as such properties and businesses are being operated as of the date of this Agreement, all permits, licenses, registrations, authorizations and approvals from Governmental Authorities (collectively, “Parent Permits”), except for any Parent Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Applicable Date, no suspension, cancellation, non-renewal, or adverse modifications of any Parent Permits is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with the terms of all Parent Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.14 Litigation. There is no Proceedings pending or, to the Knowledge of Parent, threatened against any of Parent or its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, that if adversely determined, individually, or in the aggregate, would result in a Parent Material Adverse Effect. Except as would not have a Parent Material Adverse Effect, neither Parent nor any Subsidiary nor any property or asset of any of the foregoing is subject to any continuing material Order. Except as would not have a Parent Material Adverse Effect, there are no internal investigations or internal inquiries that, since the Applicable Date, have been conducted or are being conducted by or at the direction of the board of directors of Parent (or any committee thereof) regarding any material accounting practices of Parent or any of its Subsidiaries. For the avoidance of doubt, this Section 5.14 shall not apply to Taxes or the Parent Employee Plans.

5.15 Related Person Transactions. There are no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of any class of Parent capital stock, but not including any wholly-owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

5.16 Employee Matters. Except as would not have a Parent Material Adverse Effect, each employee benefit plan sponsored or maintained by Parent or any of its Subsidiaries for the benefit of any of their respective employees, officers or directors (each, a “Parent Employee Plan”) has been established, administered, maintained and operated in accordance with its terms and any related documents or agreements and in compliance with all applicable Laws, including but not limited to ERISA and the Code. Except as would not have a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it may currently rely to the effect that such Parent Employee Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or with respect to a prototype plan, can currently rely on an opinion or advisory letter from the IRS to the prototype plan sponsor, to the effect that such Parent Employee Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (i) a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

5.17 Labor Matters.

(a) Except as would not have a Parent Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries by or on behalf of any of their present or former employees.

(b) To the Knowledge of Parent, there is no labor union organizing or election activity pending or threatened with respect to the employees of Parent or any of its Subsidiaries that would, or would reasonably be expected to, result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has suffered or sustained any labor strike, slowdown or work stoppage since the Applicable Date and, to the Knowledge of Parent, no labor strike, slowdown or work stoppage is threatened by the employees of Parent or its Subsidiaries, in each case that would, or would reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since the Current Balance Sheet Date that required the provision of notice under the WARN Act.

(c) Except as would not have a Parent Material Adverse Effect, since the Applicable Date, Parent and its Subsidiaries have complied with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, classification of employees and independent contractors, immigration, occupational health and safety, and workers’ compensation.

5.18 Environmental Matters.

(a) Except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with Environmental Laws, and has obtained and filed timely application to renew and is, and since the Applicable Date has been, in compliance with Parent Environmental Permits (as defined below). Except as would not have a Parent Material Adverse Effect, there are no Proceedings pending, or, to the Knowledge of Parent, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (the “Parent Environmental Permits”).

(b) Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has contractually assumed any liability of any other Person arising out of or pursuant to Environmental Laws or is subject to any Orders or consent or settlement agreements pursuant to Environmental Laws.

(c) There have or has been no (i) Releases of Hazardous Materials by Parent or any of its Subsidiaries at any real property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries in violation of Environmental Law or that require investigation or remediation pursuant to Environmental Law, (ii) exposure of Persons to Hazardous Materials by Parent or any of its Subsidiaries in violation of Environmental Law or in an amount or manner that would reasonably be expected to result in Parent or any of its Subsidiaries incurring any liability or obligation pursuant to Environmental Law or (iii) to the Knowledge of Parent, Releases of Hazardous Materials by any other Person at any real property currently or formerly owned or leased by Parent or any of its Subsidiaries or any other location to which Hazardous Materials generated by or on behalf of Parent or any of its Subsidiaries have come to be located that would reasonably be expected to result in Parent or any of its Subsidiaries incurring any liability or obligation pursuant to Environmental Laws; in each case that would reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect.

(d) Except as would not have a Parent Material Adverse Effect, there are no material Environmental Claims or material unresolved written environmental notices of violations (including any investigatory, corrective or remedial obligation) pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

5.19 Intellectual Property.

(a) Parent or one of its Subsidiaries is the sole and exclusive owner of all material Parent Intellectual Property free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect, (i) each item of registered or applied for Parent Intellectual Property (“Parent Registered IP”) is held and/or recorded in the name of the Parent or one of its Subsidiaries, (ii) has been duly applied for or registered (as applicable), (iii) is valid and enforceable (except for pending applications for any such Parent Intellectual Property), and (iv) for each item of Parent Registered IP, all past or outstanding maintenance obligations have been satisfied.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect, Parent or one of its Subsidiaries is the sole and exclusive owner of all material Parent Intellectual Property, free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect, Parent or one of its Subsidiaries has secured from all employees, consultants or contractors who participated in the conception, reduction to practice, creation or development of any material Parent Intellectual Property sole ownership of each such Person’s right, title and interest in such material Parent Intellectual Property pursuant to a written and enforceable agreement in favor of Parent or its Subsidiary, or such ownership has vested under applicable law.

(c) No Proceedings are pending, and, to the Knowledge of Parent, no Proceeding is threatened in writing against Parent or its Subsidiaries, alleging that Parent or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person, except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect, (i) the products and services of and the operation of the business of Parent and its Subsidiaries do not currently and have not in the past three (3) years infringed, misappropriated, diluted, or otherwise violated any Intellectual Property of any Person, (ii) to the Knowledge of Parent, no Person is infringing, misappropriating, diluting, or otherwise violating any Parent Intellectual Property and (iii) in the last three (3) years, neither Parent nor any of its Subsidiaries has sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Parent Intellectual Property.

(d) Parent and its Subsidiaries have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all material Parent Intellectual Property, including trade secrets, except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect. To the Knowledge of Parent, there has been no material unauthorized disclosure or use of, or access to, information that Parent or its Subsidiaries maintain or intended to maintain as a material trade secret.

(e) Except as would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has distributed any Software included in the Parent Intellectual Property (“Parent Software”) subject to “open source” or similar license terms in a manner that subjects such Parent Software to any copyleft license that requires or purports to require Parent or its Subsidiary to grant any license with respect to Intellectual Property rights in such Parent Software or to disclose or deliver the source code of such Parent Software.

5.20 Real Property.

(a) The leasehold interests relating to the all real property leases, subleases, licenses or other agreements that permit occupancy, pursuant to which Parent or any of its Subsidiaries (as tenant, lessee, licensee or user) leases or otherwise has rights to use the real property described therein (together with any amendment or modification thereto, the “Parent Real Property Leases” and the properties leased thereunder, the “Parent Leased Real Property”) are free and clear of all Liens, other than Permitted Liens. None of Parent or any of its Subsidiaries have received any written notice from the other party to any Parent Real Property Lease of the early termination or proposed early termination thereof (other than with respect to the termination of such lease at the applicable expiration date set forth in such Parent Real Property Lease). Neither Parent nor any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy the Parent Leased Real Property or any portion thereof. Neither Parent nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to any Parent Real Property Lease that has not already been paid. No material construction, material alteration or other material leasehold improvement work with respect to any Parent Real Property Lease remains to be paid for or to be performed by Parent or any Subsidiary.

(b) Parent and its Subsidiaries, as applicable, have good, valid and insurable fee title to all real properties owned by Parent or its Subsidiaries (the “Parent Owned Real Property”) free and clear of any Liens, except for Permitted Liens. Parent is not a party to any agreement that grants any right or option to any other Person to purchase or lease an interest in such Parent Owned Real Property.

(c) There is no pending or, to the Knowledge of Parent, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Parent Owned Real Property or Parent Leased Real Property, and neither the Company nor any of its Subsidiaries have received any written notice thereof.

(d) None of Parent or any of its Subsidiaries has received any written notice of (i) uncorrected violations of building codes and/or zoning ordinances or other Laws affecting the Parent Owned Real Property or Parent Leased Real Property which remain uncorrected, or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings. Neither the whole nor any material portion of the Parent Owned Real Property or Parent Leased Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired. Each parcel of Parent Owned Real Property or Parent Leased Real Property is adequately served by proper utilities and other building services necessary for its current use and, to the Knowledge of Parent, all of the buildings and structures located thereon are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects, ordinary wear and tear excepted. Neither the whole nor any portion of any Parent Owned Real Property or Parent Leased Real Property has been and remains damaged or destroyed by fire or other casualty. To the Knowledge of Parent, Parent or the applicable Subsidiary has the right to access a public road or other means of lawful access to and from the Parent Owned Real Property or Parent Leased Real Property.

5.21 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (but in all cases, excluding any Parent Employee Plans or any purchaser order entered into in the ordinary course of business consistent with past practice): any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Parent with the SEC.

(b) Status of Material Contracts. (i) All Parent Material Contracts are legal, valid, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach, or has received written notice of breach, of any Parent Material Contract.

5.22 R&W Insurance Policy. The R&W Policy is in full force and effect as of the Closing, and neither Parent, Merger Sub, Merger Sub 2 nor any of their respective Affiliates has received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, the R&W Policy. All premiums on and fees and expenses (including any underwriting fees and surplus lines taxes) relating to the R&W Policy that are required to be paid on or before the Closing have been paid or will be paid at Closing in accordance with the terms of the R&W Policy.

ARTICLE VI

Covenants

6.1 Certain Tax Matters.

(a) Straddle Period. For all purposes of this Agreement (including for purposes of determining the amount of current non-income Tax liabilities to be included in Company Net Working Capital), Taxes shall be computed consistent with the past practices of the Company, unless otherwise required by applicable Law, and the portion of any Tax for a Straddle Period that is allocable to the Pre-Closing Tax Period shall be: (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, deemed to be the amount of such Taxes for the entire relevant period multiplied by a fraction, the numerator of which is the number of calendar days of such period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes), determined as though the applicable taxable year terminated on (and included) the Closing Date; provided that all transactions outside the ordinary course of business taking place after the Closing shall be allocated to the period beginning after the Closing Date. For purposes of this Section 6.1(a), to the extent permissible under applicable Law, all fees and expenses incurred in connection with the Contemplated Transactions that are incurred by Seller at the direction and for the benefit of Seller shall be included in the relevant Pre-Closing Tax Period.

(b) Tax Return Preparation; Negative Covenants.

(i) Tax Return Preparation.

(A) The Surviving LLC shall (and Parent shall cause the Surviving LLC to) prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company and its Subsidiaries for a Straddle Period.

(B) To the extent any Tax Return in this Section 6.1(b)(i) is prepared prior to the final determination of the Merger Consideration pursuant to Section 2.4 and such Tax Return could reasonably be expected to affect the final determination of the Merger Consideration: All such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable law. The Surviving LLC shall (and Parent shall cause the Surviving LLC to) provide Seller with a draft copy of each such Tax Return that is an Income Tax Return at least fifteen (15) days prior to the filing of such return for its review and comment, and shall consider in good faith any reasonable comments from Seller with respect to such Income Tax Return. For the avoidance of doubt, Income Taxes with respect to a Pre-Closing Tax Period shall be considered to be paid as of the Closing Date to the extent the Surviving LLC or any of its Subsidiaries has made estimated or similar Tax payments or has otherwise pre-paid any Taxes, including by applying any entitlement to a refund of, or credit for, Taxes against any current or future Tax liability but shall not be less than zero in any jurisdiction.

(ii) Negative Covenants. Except to the extent required by applicable law, until the Merger Consideration is finally determined pursuant to Section 2.4, neither the Surviving LLC nor any of its Subsidiaries shall (and Parent shall cause the Surviving LLC and its Subsidiaries not to), without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, take any of the following actions: (i) amend or cause the amendment any Tax Return of the Company or its Subsidiaries relating to a Tax period ending on or before the Closing Date or a Straddle Period; (ii) make or change any Tax election regarding the Company or its Subsidiaries with respect to a Tax period ending on or before the Closing Date or Straddle Period; (iii) agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection of any Taxes of or with respect to the Company or its Subsidiaries; (iv) file any Tax Return of the Company or its Subsidiaries with respect to a Tax period ending on or before the Closing Date or Straddle Period in any jurisdiction if the Company or its Subsidiaries did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period; (v) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company or its Subsidiaries relating to a Tax period ending on or before the Closing Date or Straddle Period; or (vi) make any election under Section 338 of the Code (or any similar provision under state, local, or foreign law) with respect to the purchase of the Company Common Stock pursuant to this Agreement.

(c) Cooperation on Tax Matters. The Surviving LLC shall (and Parent shall cause the Surviving LLC to) and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.1 and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving LLC and Seller agree (and Parent shall cause the Surviving LLC) (x) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Surviving LLC or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Surviving LLC shall (and Parent shall cause the Surviving LLC to) or Seller shall, as the case may be, allow the other to take possession of such books and records.

(d) Certain Taxes. Any Transfer Taxes shall be paid fifty percent (50%) by Seller on the one hand, and fifty percent (50%) by Surviving LLC on the other. Each of Surviving LLC and Seller shall (or shall cause its Affiliate to) file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.2 Employee Matters.

(a) Parent agrees that each active employee of the Company who continues employment with the Surviving Corporation, the Surviving LLC or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with (i) base salary, target annual bonus opportunity and commissions (other than any equity-based incentive compensation, retention, change-in-control, sale bonus and any other special or non-recurring compensation items) that are comparable in the aggregate to the base salary, target annual bonus opportunity and commissions, respectively, provided either to (x) such Continuing Employee by the Company as of immediately prior to the Closing Date or (y) similarly situated employees of Parent or any of its Subsidiaries as of immediately prior to the Closing Date, and (ii) employee benefits (other than any severance benefits, deferred compensation, retiree or post-termination health or welfare benefits, defined benefit pension benefits, incentive equity, equity-based benefits) that are comparable in the aggregate to the employee benefits provided either to (x) such Continuing Employee by the Company as of immediately prior to the Closing Date or (y) similarly situated employees of Parent or any of its Subsidiaries as of immediately prior to the Closing Date. Nothing in this Agreement (i) shall require the Surviving Corporation, the Surviving LLC or any of their respective Subsidiaries to continue to employ any particular Company employee following the Closing Date, or (ii) shall be construed to prohibit the Surviving Corporation, the Surviving LLC or any of their respective Subsidiaries from amending or terminating any Company Plan.

(b) Parent shall take commercially reasonable efforts to ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Merger Sub, the Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving LLC or a relevant Subsidiary to, credit to Continuing Employees the amount of accrued and unused vacation time that such Continuing Employees had accrued and not taken under any applicable Company Plan as of the Closing Date; provided that, within one (1) Business Day prior to the Closing, the Company shall provide Parent with a schedule detailing such accrued and unused vacation for each Continuing Employee. With respect to each health or welfare benefit plan maintained by Merger Sub, the Company or the relevant Subsidiary for the benefit of any Continuing Employees, subject to any required approval of the applicable insurance provider, if any, Merger Sub shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) use commercially reasonable efforts to cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Merger Sub, the Company or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) No provision of this Agreement shall (i) create any third party beneficiary rights in any Continuing Employee, any beneficiary or dependents thereof, any collective bargaining representative thereof, or other Person with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Continuing Employee (including by the Surviving Corporation or the Surviving LLC or under any benefit plan which the Surviving Corporation or the Surviving LLC may maintain) or otherwise, or (ii) be construed as in any way modifying or amending the provisions of any Company Plan.

6.3 Section 280G Approval. The Company shall, no later than three (3) Business Days prior to the Closing Date, (i) use commercially reasonable efforts to secure from each “disqualified individual” (within the meaning of Section 280G of the Code) of the Company or any of its Subsidiaries or parent companies who has a right to any payments and/or benefits or potential right to any payments and/or benefits under any Company Plan or otherwise that are “contingent” (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement and that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (ii), of such Person’s rights to all of such parachute payments (the “Waived 280G Benefits”) and (ii) solicit a vote from the stockholders of the Company, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits. As soon as practicable prior to distribution of any materials to stockholders or “disqualified individuals” (within the meaning of Section 280G of the Code) in connection with the waiver and vote described in this Section 6.3, the Company shall provide Merger Sub for its review and comment a copy of all such materials and a copy of its Section 280G of the Code calculations and shall accept all of Merger Sub’s reasonable comments to such documents. Any of the Waived 280G Benefits which fail to be approved by the stockholders of the Company as contemplated above shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Merger Sub evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 6.3 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.

6.4 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been dully submitted prior to the six-year anniversary of the Closing Date), the Surviving LLC shall, and Parent shall cause the Surviving LLC to, fulfill and honor in all respects the obligations of the Company to those persons who served as directors or officers of the Company at any time at or prior to the Closing (and those persons who served as members, managers, directors or officers of any Subsidiary of the Company at any time at or prior to the Closing) pursuant to any indemnification provisions under the certificate of organization, bylaws or other organization or formation documents of the Company (and the Subsidiaries of the Company) as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”). To the extent permitted by Law, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, the Surviving LLC shall, and Parent shall cause the Surviving LLC and its

Subsidiaries to, maintain the provisions with respect to indemnification and exculpation from liability as set forth in the certificate of organization, bylaws or other organization or formation documents of the Company (and its Subsidiaries) as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would materially adversely affect the rights thereunder of any D&O Indemnified Party.

(b) The Surviving LLC and its Subsidiaries shall obtain as of the Closing Date and maintain a “tail” insurance policy with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers, members and officers (as applicable) of the Company and each of its Subsidiaries, as the directors and officers insurance policy or policies in effect as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The Surviving LLC shall not, and Parent shall cause the Surviving LLC not to, take any action to terminate such policy until the sixth (6th) anniversary of the Closing Date.

(c) This Section 6.4 shall survive the Closing Date, is intended to benefit and may be enforced by Seller and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Surviving LLC, it being understood and agreed that the Seller and the D&O Indemnified Parties are intended to be express third party beneficiaries of this Agreement for purposes of this Section 6.4.

6.5 Preservation of Business Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a) Surviving LLC shall not and shall cause its Affiliates not to dispose of or destroy any of the Business Records of the Company and its Subsidiaries relating to periods prior to the Closing without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.

(b) Surviving LLC shall and shall cause its Affiliates to allow Seller and its agents access to all Business Records of the Company and its Subsidiaries relating to periods prior to the Closing on reasonable notice and at reasonable times at Merger Sub’s principal place of business or at any location where any such Business Records are stored, and Seller shall have the right, at its own expense, to make copies of any such Business Records, in each case solely to the extent as is necessary for financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or in connection with any regulatory disclosure obligation; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Surviving LLC’s business. Seller shall reimburse Surviving LLC for Surviving LLC’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.5.

6.6 Proprietary Information.

(a) For the period commencing on the Closing Date and until the three (3) year anniversary thereof, Seller shall, and shall cause its Affiliates and direct its representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential information, proprietary information, technology, know-how, trade secrets (including all results of research and development), industrial designs, customer or vendor lists, franchises, inventions or other intellectual property regarding the Company, its Subsidiaries or their business and operation (“Company Confidential Information”) in its possession or control. The obligations of Seller under this Section 6.6(a) shall not apply to Company Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.6(a); (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller shall notify Parent (to the extent permitted by Law) prior to disclosure and agrees that Parent may take (and Seller, its Affiliates, and its representatives shall cooperate in any such efforts by Parent) at Parent’s sole cost and expense appropriate measures to preserve the confidentiality of such Company Confidential Information, and Seller, its Affiliates, and its representatives shall disclose only such Company Confidential Information as is required to be disclosed by Law and use reasonable efforts to ensure that any disclosed Company Confidential Information will be accorded confidential treatment; (iii) is received by Seller, its Affiliates or its representatives on a non-confidential basis from a source other than Parent, Merger Sub, the Company, the Surviving Corporation, the Surviving LLC, their respective Subsidiaries or representatives, to the knowledge of the Seller, not in violation of a confidentiality obligation to Parent, Merger Sub, the Company, the Surviving Corporation, the Surviving LLC, their respective Subsidiaries or representatives or other Person or (iv) is independently developed by Seller, its Affiliates or its or their representatives without reference to or use of any Company Confidential Information. In addition, Parent and Merger Sub acknowledge that Seller and its Affiliates are or may be engaged directly or indirectly in other activities, including, without limitation, in connection with investments, loans, equity and debt securities, trading activities, assets, properties, rights, businesses and operations that may be similar, in competition with or related to the business of the Company or Parent as currently conducted or as currently proposed to be conducted, and nothing in this Agreement or the Ancillary Agreements shall restrict such activities, provided that none of the Company Confidential Information is disclosed in connection therewith in contravention of this Agreement.

(b) Seller shall, and shall cause its Affiliates and direct its representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential information, proprietary information, technology, know-how, trade secrets (including all results of research and development), industrial designs, customer or vendor lists, franchises, inventions or other intellectual property regarding the Parent, Merger Sub, Merger Sub 2, their respective Subsidiaries or their business and operation (“Parent Confidential Information”) in its possession or control. The obligations of Seller under this Section 6.6(b) shall not apply to Parent Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.6(b); (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller shall notify Parent (to the extent permitted by Law) prior to disclosure and agrees that Parent may take (and Seller, its Affiliates, and its representatives shall cooperate in any such efforts by Parent) at Parent’s sole cost and expense appropriate measures to preserve the confidentiality of such Parent Confidential Information, and Seller, its Affiliates, and its representatives shall disclose only such Parent Confidential Information as is required to be disclosed by Law and use reasonable efforts to ensure that any disclosed Parent Confidential Information will be accorded confidential treatment; (iii) is received by Seller, its Affiliates or its representatives on a non-confidential basis from a source other than Parent, Merger Sub, the Company, the Surviving Corporation, the Surviving LLC, their respective Subsidiaries or representatives, to the knowledge of the Seller, not in violation of a confidentiality obligation to Parent, Merger Sub, the Company, the Surviving Corporation, the Surviving LLC, their respective Subsidiaries or representatives or other Person or (iv) is independently developed by Seller, its Affiliates or its or their representatives without reference to or use of any Parent Confidential Information.

6.7 Non-Solicitation.

(a) For a period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing (such period, the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to directly or indirectly, hire or solicit any employees of the Surviving Corporation or Surviving LLC or any of their Subsidiaries to leave the employ of the Surviving Corporation or Surviving LLC or any of their Subsidiaries or the Parent or any of its other Subsidiaries (if such employees are transferred to the Parent or any of its other Subsidiaries), as applicable, or violate the terms of their contracts, or any employment arrangements, with the Surviving Corporation or Surviving LLC or any of their Subsidiaries or the Parent or any of its other Subsidiaries, as applicable; provided, that nothing in this Section 6.7(a) shall prohibit Seller or any of its Affiliates from soliciting or employing any such employee as a result of (x) a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Seller or its Affiliates at such employees) or (y) the solicitation of any individual whose employment with the Surviving Corporation or Surviving LLC or any of their Subsidiaries or the Parent or any of its other Subsidiaries (as applicable) has been terminated for at least six (6) months at the time of such solicitation or hiring; provided, further, that no personnel of Seller or its Affiliates (including operating partners who have provided services to the Company or any of its Subsidiaries) was, is or will be considered an employee of the Surviving Corporation or Surviving LLC or any of their Subsidiaries, as applicable, for purposes of this Section 6.7).

(b) Seller acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Parent and Merger Sub and constitute a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the duration, scope, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to (and it is the intention of the Parties that such court) reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum duration, scope, or other limitations permitted by applicable Law. Seller agrees that any claims it may have against Parent, Merger Sub or any of their Affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of Section 6.7.

(c) Seller agrees that if it breaches any of the covenants set forth in this Section 6.7, then the Restricted Period shall be tolled and extended for a period of time equal to the period of time during which the Seller is in breach of Section 6.7.

(d) Without limiting Section 10.14, Seller acknowledges and agrees that if it breaches this Section 6.7 (or Section 6.6(a) or (b)), Parent or its Affiliates shall suffer immediate, irreparable injury, that money damages would not provide an adequate remedy, and that in addition to and without limiting any other legal or equitable remedies that Parent or any of its Affiliates may have, Parent and its Affiliates shall have the right and remedy to have this Section 6.7 (and Section 6.6(a) or (b)) specifically enforced.

6.8 Public Announcements. Except for any public disclosure which is required by any Law (in which case the disclosing Party shall give the other Party a reasonable opportunity, under the circumstances, to review and comment upon such disclosure before it is made), no press releases, public statements, public announcements, or other public disclosures related to this Agreement or any other Ancillary Agreement or the transactions contemplated hereby and thereby shall be issued or made by any Party (or its Affiliates or representatives) without written approval of the Seller and Parent; provided, that (a) Parent and its Affiliates (including following the Closing, the Surviving Corporation and Surviving LLC) may make internal announcements (including to financing sources), (b) Seller and its Affiliates may make internal announcements to their respective limited partners and investors so long as, in each case, such announcement has a valid business purpose and is effected in a manner consistent with customary private equity practices and is subject to customary confidentiality obligations, and (c) any Party may publicly disclose any information contained in public disclosures previously mutually consented to by the Seller and Parent after such disclosure has been made.

6.9 Representation and Warranty Insurance. The Parties acknowledge that Parent has obtained a buy-side representations and warranties insurance policy effective as of the date of this Agreement containing a waiver of subrogation rights (the “R&W Policy”) in the form attached as Exhibit D. Following the Closing Date, neither the Company nor Parent nor Merger Sub, nor any of their respective Affiliates, shall amend or modify the R&W Policy to provide the insurer a right of subrogation to bring claims against the Seller (other than in the instance of Fraud). Nothing in this Section 6.9 shall limit any Person’s right to seek and obtain (a) any remedies in respect of Fraud or (b) any equitable relief for which any Person shall be entitled under the explicit terms of this Agreement.

6.10 Intercompany Arrangements.

(a) Seller has caused all agreements between Seller and its Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, other than those agreements listed on Section 6.10 of the Company Disclosure Schedule, to be terminated on or prior to the Closing Date and all resulting payments to be settled on or before the Closing Date

6.11 Consents. Seller shall use its best efforts to obtain the consents listed on Section 6.11 and Section 7.6 of the Company Disclosure Schedule, in each case, prior to Closing.

6.12 Use of Name. On and after the Closing Date, except as provided in this Section 6.12, Seller nor any of Seller’s Subsidiaries shall, and none of them shall knowingly assist any other Person to, in any way adopt, use or seek to use in any manner the name “PDP” or “Performance Design Products”. On and after the Closing Date, neither Seller nor any of Seller’s Subsidiaries shall challenge, and none of them shall knowingly assist any other Person in challenging, by cancellation, opposition or otherwise, the validity of the “PDP” or “Performance Design Products” name or Surviving Corporation or Surviving LLC’s ownership thereof or title thereto. In no event shall the Seller or any of Seller’s Subsidiaries knowingly use the “PDP” or “Performance Design Products” name after the Closing in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of Parent, Merger Sub, Surviving Corporation or Surviving LLC or any of their respective Affiliates with the Seller, or as to the origin, sponsorship, or approval of such products or services. Notwithstanding the foregoing, Parent hereby grants to Seller the limited and non-exclusive right and license (which right and license shall not be transferable or sublicensable) to use the “PDP” name for a period of no more than thirty (30) days after the Closing Date after which Seller shall change its limited liability company name.

6.13 Efforts. For a period of ninety (90) days after Closing, Parent will, and will cause the Surviving LLC and its Subsidiaries to (i) use reasonable best efforts to take all reasonable action (including, without limitation, closing of any bank accounts maintained at Fifth Third Bank) required to obtain any refund of amounts withheld or any overpayment (the “Refund”) that may be owed or owing to the Company, the Surviving LLC, or any of their Subsidiaries in connection with the payoff of the Funded Indebtedness as promptly as practicable following Closing and (ii) take no action (other than actions made in the ordinary course of business) that is reasonably likely to have an adverse impact on the ability of the Company, the Surviving LLC, or any of their Subsidiaries to receive the Refund following Closing.

ARTICLE VII

Deliveries by Seller and the Company at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Parent:

7.1 Good Standing and Officer Certificate.

(a) Certificates of good standing of each of the Company and each of its Subsidiaries (i) to the extent incorporated or formed in the United States, from such entities’ state of incorporation or formation, dated within five (5) days of the Closing Date and (ii) to the extent not incorporated or formed in the United States, from such entities’ state of incorporation or formation, dated prior to the Closing Date.

(b) An officer’s certificate from Seller certifying to copies of the resolutions duly adopted by the Seller’s members, the Seller and the Company’s board of directors, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of all of the transactions contemplated herein and therein.

7.2 Share Certificates. Certificates representing all of the Company Common Stock, free and clear of all Liens, duly endorsed in blank for transfer or accompanied by irrevocable security transfer powers of attorney from Seller duly executed in blank, in either case by the holders of record.

7.3 Resignations of Directors and Officers. Written resignations in form and substance reasonably satisfactory to Merger Sub, effective as of the Closing Date, of the directors, officers and managers of the Company and its Subsidiaries as requested by Parent within one (1) Business Day of the Closing.

7.4 Ancillary Agreements. Duly executed counterparts from Seller to this Agreement and from Seller and the Company to any other Ancillary Agreement to which Seller or the Company is a party.

7.5 Form W-9. A properly completed and duly executed IRS Form W-9 from the Seller.

7.6 Consents. All consents, authorizations, approvals, exemptions or waivers from Governmental Authorities or third parties identified on Section 7.6 of the Company Disclosure Schedule.

7.7 Payoff Letter. The Payoff Letters issued and executed by each holder of Funded Indebtedness and executed by the Company or any of the Company’s Subsidiaries, as applicable.

7.8 Section 280G. At least three (3) Business Days prior to the Closing Date, an analysis under Section 280G of the Code, and to the extent applicable, a parachute payment waiver, from each “disqualified individual” (as defined in Section 280G(c) of the Code), and the 280G Approval, or certified confirmation that such approval was not obtained, in each case, in a form reasonably satisfactory to Parent.

7.9 Accrued Vacation Time. Within one (1) Business Day of the Closing, a schedule setting forth the number of days of accrued but unused vacation time for each Continuing Employee as of the Closing Date.

ARTICLE VIII

Deliveries by Merger Sub at Closing

On the Closing Date, Merger Sub shall deliver or cause to be delivered to Seller:

8.1 Officer’s Certificate. An officer’s certificate from Parent certifying to copies of the resolutions duly adopted by Parent’s and Merger Sub’s board of directors (or similar governing body), authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub, and the consummation of all of the transactions contemplated herein and therein.

8.2 Parent Common Stock. Evidence of the issuance of the Parent Common Stock to Seller.

8.3 Ancillary Agreements. Duly executed counterparts from Merger Sub and Parent to this Agreement and from Merger Sub and Parent to any other Ancillary Agreement to which Merger Sub or Parent is a party.

ARTICLE IX

Survival

9.1 Survival. The parties hereto, intending to modify any applicable statute of limitations, agree that (a) (i) the representations and warranties contained in this Agreement and in any certificate delivered hereunder shall terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto and (b) the covenants and agreements set forth herein that require performance shall survive in accordance with their respective terms, if any, until fully performed. This Article IX shall survive the Closing. Notwithstanding the foregoing, claims solely to the extent made under R&W Policy or related to Fraud are not subject to the limitations in this Section 9.1.

ARTICLE X

Miscellaneous

10.1 Expenses. Except as otherwise explicitly stated in this Agreement, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt, (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), three (3) Business Days after delivery to such courier, (c) if sent by email transmission on a Business Day before 5:00 p.m. in the time zone of the recipient, when transmitted and receipt is electronically confirmed, and if after 5:00 p.m. in the time zone of the recipient, on the next Business Day, and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

If to Seller or, prior to Closing, the Company

PDP Holdings, LLC

2000 Avenue of the Stars, Suite 1050S

Los Angeles, CA 90067

Attention: Kevin Ma and Dabir Rashid

E-mail: kevin@diversis.com and dabir@diversis.com

With a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, Floor 8

Los Angeles, CA 90067

Attention: David Smith and Brad Finkelstein

E-mail: smith@omm.com and bfinkelstein@omm.com

If to Merger Sub or Parent or, after Closing, the Surviving Corporation or Surviving LLC:

Turtle Beach Corporation

44 South Broadway, 4th Floor

White Plains, New York 10601

Attn: Megan Wynne, General Counsel

Email: megan.wynne@turtlebeach.com

With a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Stephen M. Leitzell

Email: stephen.leitzell@dechert.com

10.3 Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.4 Entire Agreement. This Agreement, together with the Exhibits hereto, the Ancillary Agreements, the Company Disclosure Schedule, Merger Sub Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

10.5 Severability. The provisions of this Agreement shall be deemed severable. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.6 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Company, Parent, Merger Sub and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

10.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

10.8 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as expressly set forth in Section 6.4, Article IX and Article X, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

10.9 Assignability. This Agreement shall not be assigned in whole or part by the Company or Seller without the prior written consent of Parent. This Agreement shall not be assigned in whole or part by Merger Sub or Parent without the prior written consent of Seller and any purported assignment without such consent shall be null and void; provided, that Merger Sub or Parent may assign or pledge any or all of its rights and interests hereunder to one or more of its respective Affiliates or to any provider of third-party financing or any agent or trustee thereof as collateral security in connection with such financing, without the prior written consent of any other Party hereto.

10.10 Disclosure Schedules. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or Merger Sub Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or Merger Sub Disclosure Schedule. The information set forth in the Company Disclosure Schedule and Merger Sub Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Company Disclosure Schedule and Merger Sub Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Company and Seller, on the one hand, and Merger Sub and Parent on the other hand, respectively, contained in this Agreement. Nothing in the Company Disclosure Schedule or Merger Sub Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant or other agreement. Matters reflected in the Company Disclosure Schedule and Merger Sub Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and Merger Sub Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

10.11 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a) Any Proceeding against any party to this Agreement arising out of or in any way relating to this Agreement or the Contemplated Transactions shall be brought exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding; provided, that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Proceeding in any such courts, (b) any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have personal jurisdiction with respect to such Proceeding. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any such Proceeding.

10.12 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

10.13 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.14 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.15 Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.16 Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties shall take (or shall cause its Affiliate to take) such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

10.17 Release.

(a) Except as otherwise provided in this Agreement, effective as of the Closing, Seller, on behalf of itself and its Subsidiaries and Affiliates, and on behalf of all of their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby irrevocably release and forever discharges Merger Sub, Parent and their respective Affiliates and Subsidiaries, the Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective directors (in such directors’ capacity as directors, officers, employees, or agents of, or any other positions held or services rendered on behalf of, the Company or its Subsidiaries) (collectively, “Company Releasees”) from any and all claims, actions, causes of actions, liens, counterclaims, liabilities, suits, debts, offsets, setoffs, losses, demands, rights, obligations, damages, costs, attorneys’ fees, interest, expenses and compensation, including claims of negligence, conversion, malfeasance, breach of contract, breach of fiduciary duty and claims for equitable relief (collectively, “Claims”), whether known or unknown, that Seller Releasors have had in the past, or have now or may have in the future against the Company Releasees arising from the ownership of the Company Common Stock or operation of the business of the Company and its Subsidiaries prior to the Closing, or, with respect to directors of the Company or its Subsidiaries, their respective service to the Company or its Subsidiaries as directors, officers, employees, or agents of, or any other positions held or services rendered on behalf of, the Company or its Subsidiaries. Notwithstanding the foregoing, this release shall not be construed to release any claims against any Company Releasee, if any, based on this Agreement or in connection with the Contemplated Transactions.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

TURTLE BEACH CORPORATION

By:	/s/ John Hanson
Name:	John Hanson
Title:	Chief Financial Officer

TIDE ACQUISITION SUB, INC.

By:	/s/ John Hanson
Name:	John Hanson
Title:	Chief Financial Officer and Secretary

TIDE ACQUISITION SUB II, LLC

By:	/s/ John Hanson
Name:	John Hanson
Title:	Chief Financial Officer and Secretary

PDP HOLDINGS, LLC
By:	/s/ Kevin Ma
Name:	Kevin Ma
Title:	President

FSAR HOLDINGS, INC.
By:	/s/ Kevin Ma
Name:	Kevin Ma
Title:	President